Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

BLL ACQUISITION LLC,

BUSINESS LENDERS, LLC

AND

MEDALLION FINANCIAL CORP.

DATED AS OF FEBRUARY 28, 2005

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4.Representations and Warranties of the Buyer.	35

(a)Organization of the Buyer.	35
(b)Authorization; Execution and Delivery; Valid and Binding Agreement.	35
(c)Noncontravention.	36
(d)Brokers’ Fees.	36
(e)Litigation.	36
(f)Financial Ability.	36
(g)Buyer Activities.	37
(h)No Impairment or Delay.	37

5.Covenants of the Seller and the Buyer.	37

(a)General.	37
(b)Governmental and Third-Party Consents.	37
(c)Employees.	37
(d)WARN Act.	39
(e)Tax Matters; Access.	39
(f)Confidentiality.	42
(g)Non-Competition Agreement.	44
(h)Conduct of Business Prior to Closing.	45
(i)Post-Valuation Remittances.	46
(j)Fees and Expenses.	47
(k)Updated Loan Schedule.	47

6.Conditions.	47

(a)Mutual Conditions.	47
(b)Conditions on Obligation of Buyer.	48
(c)Conditions on Obligation of Seller.	49

7. Survival; Indemnification.	49

(a) Survival.	49
(c) Indemnification by the Buyer.	52
(d)Method of Asserting Claims.	52
(e)Other Indemnification Provisions.	53
(f)Limitations on Indemnification.	54
(g)Mitigation.	55
(h)Subrogation.	56

8. Termination.	56

(a) Events of Termination.	56
(b) Notice.	57
(c) Effect of Termination.	57

9. Miscellaneous.	57

(a) Press Releases and Public Announcements.	57

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(b) No Third-Party Beneficiaries.	57
(c) Entire Agreement.	58
(d)Succession and Assignment.	58
(e) Counterparts.	58
(f) Headings.	58
(g) Notices.	58
(h) Governing Law; Venue.	59
(i) Waiver of Jury Trial.	60
(j) Amendments and Waivers.	60
(k) Severability.	60
(l) Construction.	60
(m) Incorporation of Exhibits and Schedules.	61
(n) Bulk Transfer Laws.	61

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EXHIBITS

Exhibit	Exhibit Name
A	Acquired Assets

B	Calculation of Net Worth

C	Leased Real Estate Transfer Document

D	Bill of Sale

E	Assignment and Assumption Agreement

F	Tax Certificate(s)

G	Servicing Agreement

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ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (this “Agreement”) dated as of February 28, 2005, by and among BLL Acquisition LLC, a Delaware limited liability company (the “Buyer”), Medallion Financial Corp., a Delaware corporation (“Medallion”), and Business Lenders, LLC, a Delaware limited liability company and wholly owned subsidiary of Medallion (the “Seller”). The Buyer, the Seller and Medallion are referred to collectively herein as the “Parties.”

WHEREAS, the Seller is engaged in, among other things, the business of (i) originating loans that are partially guaranteed by the United States Small Business Administration (the “SBA”) pursuant to Section 7(a) of the Small Business Act, as amended (15 U.S.C. §636(a)) (the “SBA 7(a) Loans”), (ii) originating loans in conjunction with SBA 7(a) Loans which are used to fund a business which is the recipient of an SBA 7(a) Loan and which generally are collateralized in whole or in part with a first mortgage on the recipient’s real estate (the “Companion Loans”), (iii) originating loans in conjunction with assistance rendered pursuant to Title V of the Small Business Investment Act of 1958, as amended (15 U.S.C. §681 et seq.) (the “SBA 504 Loans”), (iv) servicing the SBA 7(a) Loans, Companion Loans and SBA 504 Loans, and (v) selling the guaranteed portion of the SBA 7(a) Loans to a third party for value pursuant to the secondary market program of the SBA authorized pursuant to 15 U.S.C. §634 (collectively, the “Business”).

WHEREAS, the Seller and Medallion desire to sell and assign or cause to be sold and assigned, to the Buyer, and the Buyer desires to purchase and assume from the Seller and its Affiliates, on the terms and subject to the conditions set forth in this Agreement, the Acquired Assets and Assumed Liabilities (each as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

The following terms shall have the meanings ascribed hereto:

“Acquired Assets” means all of the Seller’s and its Affiliates’, as the case may be, right, title, and interest (subject to Permitted Security Interests) in and to (i) the Portfolio, (ii) the OREO Properties, (iii) all of the assets of the Seller and its Affiliates used in the Business and located at 15 Lewis Street, Hartford, Connecticut, (iv) all of the assets of the Seller and its Affiliates listed on Exhibit A hereto, and (v) all of the assets of the Seller and its Affiliates used in connection with the Business not included in the foregoing (i), (ii), (iii) and (iv); provided, however, that the Acquired Assets shall not include the Excluded Assets.

“Adverse Consequences” means all actions, suits, proceedings, liabilities, judgments, orders, damages, losses, dues, Taxes, penalties, fines, expenses, and fees, including reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preface above.

“Allocation” has the meaning set forth in §2(g) herein.

“Assumed Liabilities” means the following: (i) Liabilities reflected on the Benchmark Balance Sheet, as adjusted by the Final Balance Sheet, that relate to the Assumed Assets (other than expenses and liabilities related to Taxes), and (ii) all Liabilities and obligations of the Business (including for Taxes) which arise after the Closing Date and relate solely to the Acquired Assets or the operation of the Business by the Buyer; provided, however, that, notwithstanding the above and anything to the contrary in this Agreement, the definition of Assumed Liabilities shall not include and the definition of Retained Liabilities shall include: (i) any Liability of Seller or any Affiliate of Seller for Taxes (including, without limitation, any Liability of Seller or any Affiliate of Seller for Taxes (other than 50% of Transfer Taxes) arising in connection with the consummation of the transactions contemplated by this Agreement); and (ii) any Liability of Seller or any Affiliate of Seller for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law or regulation), as a transferee or successor, by contract or otherwise.

“Basket Amount” has the meaning set forth in §7(f)(i) herein.

“Benchmark Balance Sheet” has the meaning set forth in §2(c)(i) herein.

“Benchmark Net Worth” has the meaning set forth in §2(c)(i) herein.

“Business” has the meaning set forth in the preface above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Disclosure Schedule” has the meaning set forth in §4 herein.

“Buyer Indemnified Parties” has the meaning set forth in §7(a)(iii) herein.

“Buyer Losses” has the meaning set forth in §7(b)(i) herein.

“Cap Amount” has the meaning set forth in §7(f)(i) herein.

“CERCLA” has the meaning set forth in §3(u) herein.

“Claim” has the meaning set forth in §7(d)(i) herein.

“Closing” has the meaning set forth in §2(e) herein.

“Closing Balance Sheet” has the meaning set forth in §2(d)(i) herein.

“Closing Date” has the meaning set forth in §2(e) herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral given from time to time to secure payment and performance of the obligations under the Loan Documents, including, without limitation, real property, machinery, equipment and other personal property, fixtures, promissory notes, cash and other monies, proceeds of insurance and real property, stock certificates, bonds, and certificates of deposit.

“Companion Loans” has the meaning set forth in the preface above.

“Confidential Information” has the meaning set forth in §5(f)(iii) herein.

“Connecticut BIDCO Authority” means the authority granted by the Connecticut State Banking Authority to conduct the business of a Business and Industrial Development Corporation in the State of Connecticut as authorized pursuant to Title 36a, Chapter 668, Part VII of Connecticut General Statutes.

“Defect” means the (i) the breach of any representation or warranty hereunder with respect to a Loan or the related Loan Documents, or (ii) the occurrence or existence of any act, omission, event, circumstance or state of facts with respect to a Loan or the related Loan Documents which may be cause for the SBA to fail, or seek to fail, to honor all or a portion of its SBA Guaranty with respect to an SBA 7(a) Loan, or which may have an adverse effect on the ability of the Buyer to enforce its rights and remedies under the related Loan Documents or with respect to the Collateral securing a Loan. Such “Defects” may commonly include, without limitation, (A) if any Loan Document has not been properly executed or delivered, or contains information that does not conform in any material respect to the corresponding information set forth in the Disclosure Schedule separately delivered contemporaneously herewith, (B) the failure to perfect a lien or security interest under the applicable Loan Documents, or (C) with respect to an SBA 7(a) Loan, the terms of such Loan or the related Loan Documents deviate from the terms of the related SBA Authorization or applicable SBA Rules and Regulations.

“Disclosing Party” has the meaning set forth in §5(f)(i) herein.

“Disclosure Schedule” has the meaning set forth in §3 herein.

“Employee” means each individual employed by the Seller or an Affiliate of Seller primarily in connection with the Business as of the Closing Date including those employees who are on vacation, sick leave, short-term or long-term disability or other approved leave of absence from employment on such date.

“Employee Benefit Plan” has the meaning set forth in §3(k)(ii) herein.

“Environmental Liabilities” has the meaning set forth in §7(b)(i)(E).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means any assets of the Seller or the Business other than the Acquired Assets, including without limitation (i) all Excluded Loans, (ii) all real property owned by Seller and acquired through foreclosure of a Mortgaged Property that is not an OREO Property, (iii) the Seller’s Certificate of Formation, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock, membership or other ownership interest transfer books, blank stock or membership certificates, and other documents relating to the organization, maintenance, and existence of any of the Seller and its Affiliates as corporations or limited liability entities, (iv) all cash, cash equivalents and bank accounts of the Seller and its Affiliates, (v) all deferred Tax assets and Tax attributes of the Seller and its Affiliates, including all net operating losses, deductions and credits, refunds, overpayments and prepayments of Taxes, (vi) all Tax Returns of the Seller and its Affiliates and all books and records relating thereto, (vii) all rights of the Seller and its Affiliates under this Agreement (or under any other agreement between the Seller and its Affiliates on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), and (viii) all rights, demands, claims, actions and causes of action arising out of the Excluded Assets or Retained Liabilities that the Seller or any of its Affiliates may have against any third party, including any Governmental Entity.

“Excluded Loan” means (i) a loan listed on §1.1 of the Disclosure Schedule; (ii) an SBA 7(a) Loan as to which as of the Closing Date the SBA has failed to honor its SBA Guaranty, initiated procedures seeking to fail to honor its SBA Guaranty or otherwise demanded repayment or repair of a guaranty payment or as to which the SBA has provided notice to Seller or Medallion regarding any of the foregoing; or (iii) at the option of Buyer, any Loan set forth on the update to §1.2 of the Disclosure Schedule required by Section 5(k) hereof, for which between the date hereof and the Closing Date, (A) Seller has initiated or is entitled to initiate foreclosure proceedings against the Mortgaged Property securing such Loan, or (B) the Obligor has defaulted in any material respect.

“Existing Facility” means that certain Intercompany Loan Agreement dated as of May 24, 2004 by and between Seller and Medallion pursuant to which Medallion has provided financing to the Seller to acquire the Portfolio.

“Files” means the credit, documentation and transaction files of Seller relating to the Loans and including all Loan Documents related to or evidencing each Loan.

“Final Balance Sheet” has the meaning set forth in §2(d)(ii) herein.

“Final Net Worth” has the meaning set forth in §2(d)(iii) herein.

“Fiscal and Transfer Agents” has the meaning set forth on SBA Form 1086 or other SBA approved agreement for the purchase of the SBA Guaranteed Portion of an SBA 7(a) Loan.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Survival Period” has the meaning set forth in §7(a) herein.

“Governmental Entity” has the meaning set forth in §3(c) herein.

“Guaranteed Percentage” means the guaranteed percentage of an SBA 7(a) Loan as set forth with respect to such Loan in §1.2 of the Disclosure Schedule, which may be adjusted from time to time only by action of SBA.

“Hazardous Materials” means, without limitation, any substance, the presence of which (i) requires reporting, investigation or remediation under any environmental requirements; (ii) causes or threatens to cause a nuisance on any adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Collateral or adjacent property; or (iii) which, if it emanated or migrated from the Collateral, could constitute a trespass.

“Holders” means those Persons who have purchased the SBA Guaranteed Portions of the SBA 7(a) Loans from Seller or another Holder.

“Indemnified Party” has the meaning set forth in §7(d) herein.

“Indemnifying Party” has the meaning set forth in §7(d) herein.

“Independent Auditor” has the meaning set forth in §2(e)(ii) herein.

“Intellectual Property” means (i) all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and company names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets, and (v) any Web site, in each case solely used for the Business or that is necessary to enable the Business to be conducted in the manner in which it is currently being conducted.

“Knowledge” of any Person which is an entity means the actual knowledge of the executive officers of such Person after due and reasonable inquiry.

“Law” has the meaning set forth in §3(c) herein.

“Leased Real Property” means all interests in real property pursuant to the Lease.

“Lease” means the real property lease pursuant to which the Seller is the lessee of the real property located at 15 Lewis Street, Hartford, Connecticut.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“LIBOR Rate” means, with respect to any interest period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Buyer from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period, as the rate for dollar deposits with a maturity comparable to such interest period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such interest period shall be the rate at which dollar deposits of $1,000,000 and for a maturity comparable to such interest period as reported by any publicly available recognized source of similar market data selected by Buyer that, in Buyer’s reasonable judgment, accurately reflects such Buyer Interbank Offered Rate, two business days prior to the commencement of such interest period.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Buyer of even date herewith by and among Merrill Lynch L.P. Holdings Inc. and certain executives and related entities named therein.

“Loan Assignment Agreement” means a Secondary Participation Guaranty and Certification Agreement on SBA Form 1086 or other SBA approved agreement for the purchase of the SBA Guaranteed Portion of an SBA 7(a) Loan.

“Loan Documents” means the Notes, the Loan Assignment Agreements, the SBA Authorizations (for SBA 7(a) Loans), the Security Documents and all other agreements, instruments and documents delivered or to be delivered to Seller in connection with or relating to the Loans.

“Loan Screening Tool” means the computer software program developed and owned by the Seller and further described in Section 3(i)(i) of the Disclosure Schedule, including, but not limited to, application software, in object (or executable) code, (human readable) source code, and all related documentation, whether in tangible or electronic form.

“Loans” means the loans made or acquired by Seller and that are set forth in §1.2 of the Disclosure Schedule; provided, that, except as expressly agreed in writing to the contrary by the Buyer, the Loans shall not include any Excluded Loan.

“Master Loan and Security Agreement” means that certain Master Loan and Security Agreement of even date herewith by and among the Buyer, Merrill Lynch Mortgage Capital Inc., and certain other parties named therein.

“Material Adverse Effect” means any change, event or effect that has resulted in or had, or may result in or have, a material adverse change in, or a material adverse effect upon, the Business or the results of operations or the financial condition or prospects of the Seller; provided, however, that for purposes hereof, “Material Adverse Effect” shall not include any actual or prospective changes relating to or resulting from changes in general economic conditions or local, regional, national or international industry conditions which do not have a disproportionate impact on the Company or its operations relative to other companies operating in businesses similar to the Business.

“Material Contract” has the meaning set forth in §3(m) herein.

“Medallion” has the meaning set forth in the preface above.

“Mortgage” means each mortgage, deed of trust, assignment of leases and rents, or other security document or title retention agreement which creates a lien on or interest in Mortgaged Property on behalf of the Seller as mortgagee, or a trustee on behalf of the Seller as mortgagee or beneficiary.

“Mortgaged Property” means the real property and personal property, which is subject to the lien, encumbrance or security interest of a Mortgage, including, without limitation, all land and the improvements, fixtures and equipment thereon.

“Net Worth” has the meaning set forth in § 2(c)(i) herein.

“Non-guaranteed Portion(s)” means an undivided interest in an SBA 7(a) Loan equal to that non-guaranteed percentage set forth with respect to such loan in §1.2 of the Disclosure Schedule.

“Notes” means those promissory notes evidencing the Loans.

“Objection Period” has the meaning set forth in §2(d)(ii) herein.

“Obligor” means the borrower under a Loan, or any other party to or with respect to such Loan with a payment obligation thereunder, and shall include any guarantor or any other party with a payment obligation with respect to a Loan (other than the SBA).

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“OREO Properties” means that real property owned by Seller and acquired through foreclosure of a Mortgaged Property as set forth on §1.3 of the Disclosure Schedule.

“Parties” has the meaning set forth in the preface above.

“Permitted Security Interest” means any (i) (A) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens for sums not yet due and payable and (B) other liens as are being contested by the Seller in good faith and for which appropriate reserves are reflected on the Benchmark Balance Sheet or the Final Balance Sheet, as the case may be, (ii) liens for Taxes not yet due or payable, (iii) any covenants, conditions, restrictions, reservations, rights, Security Interests, easements, encumbrances, encroachments and other matters affecting title which arise or are incurred in the Ordinary Course of Business that do not individually or in the aggregate interfere with or diminish in a material and adverse manner the Buyer’s use or ownership of the Acquired Assets, including, without limitation, any Security Interest acquired in conjunction with the Loans, (iv) liens securing rental payments under capital lease arrangements, and (v) installments of special assessments not yet due and payable, recorded easements, covenants or other restrictions, utility easements, building restrictions, set-back requirements, zoning restrictions and other easements and restrictions generally applicable with respect to property of a similar character and other matters affecting title which do not have a material adverse effect on the current use or occupancy of the property subject thereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Portfolio” means, collectively, (i) each Loan, (ii) the Loan Documents, (iii) the Collateral, (iv) the Files, (v) the Servicing Fees and (vi) all other rights, title and interests of the Seller in and to the Loans and related Loan Documents.

“Pre-Closing Period” has the meaning set forth in §5(e)(vi) herein.

“Purchase Price” has the meaning set forth in §2(c)(ii) herein.

“Receiving Party” has the meaning set forth in §5(f)(i) herein.

“Remaining Buyer Losses” has the meaning set forth in §7(g)(ii)(A) herein.

“Restricted Activity” has the meaning set forth in §5(g)(i) herein.

“Retained Liabilities” means any Liabilities of the Seller or the Business other than the Assumed Liabilities, including: (i) any Liability or obligation of the Seller under this Agreement (or under any other agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), (ii)

Liabilities relating to the Excluded Loans or real property acquired through foreclosure other than the OREO Properties, (iii) Liabilities relating to Taxes arising prior to the Closing Date, (iv) Liabilities relating to the OREO Properties arising prior to the Closing Date, (v) Liabilities relating to any Employee Benefit Plan, (vi) any Environmental Liabilities, and (vii) any Liabilities relating solely to the Excluded Assets.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement of even date herewith by and between the Buyer and Merrill Lynch Mortgage Capital Inc.

“RCRA” has the meaning set forth in §3(u) herein.

“SBA” has the meaning set forth in the preface above.

“SBA 7(a) Loans” has the meaning set forth in the preface above.

“SBA 504 Loans” has the meaning set forth in the preface above.

“SBA 750 Authority” means the authority granted by the SBA to the Seller by written agreement that enables the Seller to make SBA 7(a) Loans in all SBA jurisdictions.

“SBA Authorization” means, with respect to an SBA 7(a) Loan, an SBA Authorization and Loan Agreement addressed to Seller and executed by, among other parties, the SBA (or, where permitted, by Seller on behalf of the SBA) and the Seller (where required), together with all amendments related thereto.

“SBA Guaranteed Portion” means, with respect to an SBA 7(a) Loan, an undivided interest in such loan equal to the Guaranteed Percentage set forth opposite such Loan in §1.2 of the Disclosure Schedule.

“SBA Guaranty” means the guaranty agreement(s) executed and delivered by the SBA in connection with each of the SBA 7(a) Loans.

“SBA PLP Authority” means the authority granted by the SBA to a party by written agreement that permits such party to make SBA 7(a) Loans in a particular SBA jurisdiction pursuant to the Preferred Lenders Program provided for in Section 7(a) of the Small Business Act, as amended (15 U.S.C. §636(a)), and the regulations promulgated thereunder.

“SBA Rules and Regulations” means the rules and regulations of the SBA set forth in 13 C.F.R. §120 et seq., promulgated pursuant to the Small Business Act, as amended (15 U.S.C. §631 et seq.) and the Small Business Investment Act of 1958, as amended (15 U.S.C. §681 et seq.), and the policies, manuals, guidelines and operating procedures of the SBA.

“Secondary Market Transaction” means the sale of the SBA Guaranteed Portion of an SBA 7(a) Loan to a third party for value and the retention of servicing responsibilities and of the right to payment of fees therefor pursuant to the Secondary Market Program of the SBA authorized pursuant to 15 U.S.C. §634.

“Security Documents” means all the security agreements, Uniform Commercial Code financing statements, pledge agreements, Mortgages, collateral assignments, guaranties, insurance loss payable endorsements, collateral assignments of life insurance policy proceeds and/or insurance policies and all other agreements, documents and instruments which evidence or constitute security for the payment and performance of the obligations under the Loan Documents.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than a Permitted Security Interest.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Parties” has the meaning set forth in §7(c)(i) herein.

“Seller Information Technology” means any of the following that is owned or licensed by the Seller or its Affiliates from a third party and used or held for use solely in the conduct of the Business or that is necessary to enable the Business to be conducted in the manner in which it is currently being conducted: (i) any computer program (including, without limitation, all application software, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code or object code form) other than commercial off-the-shelf software; (ii) data feeds and databases; and (iii) telecommunications systems and services.

“Seller Intellectual Property” means any Intellectual Property developed, owned or licensed by the Seller or its Affiliates and used or held for use solely in the conduct of the Business or that is necessary to enable the Business to be conducted in the manner in which it is currently being conducted, including, without limitation, all of Seller’s right, title and interest in and to the name “Business Lenders, LLC” or any derivation thereof and the Loan Screening Tool.

“Seller Losses” has the meaning set forth in §7(c)(i) herein.

“Servicing Fees” means the servicing fees payable for servicing the Loans, as set forth in §1.4 of the Disclosure Schedule.

“Small Claim Amount” has the meaning set forth in §7(f)(i) herein.

“Straddle Period” has the meaning set forth in §5(e)(vi) herein.

“Straddle Period Tax Returns” has the meaning set forth in §5(e)(vi) herein.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or similar ownership interests or has the power to vote or direct the voting of sufficient ownership interests to elect a majority of the directors or persons filling a similar role with respect to such Person.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies, duties or other assessments, including, without limitation, all net income, alternative minimum or add-on tax, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, security, payroll, employment, unemployment, withholding, social security, excise, severance, stamp, occupation, property and estimated taxes, sewer taxes, customs duties, fees, assessment and other charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in the immediately preceding clause.

“Tax Return” means any report, return, statement, declarations, estimates and forms (including any related or supporting information) or other written information required to be supplied to any taxing authority in connection with Taxes.

“Transfer Documents” means the Uniform Commercial Code financing statement assignments, bills of sale, deeds, endorsements, assignments of mortgages, deeds of trust or other documents, and other good and sufficient instruments of conveyance and transfer, in a form reasonably satisfactory to the Seller, the Buyer and their respective counsel, as the Buyer may reasonably request or as may be otherwise reasonably necessary to vest in the Buyer all the legal and equitable right, title and interest of the Seller in, to or under the Acquired Assets, including complete Files and all Loan Documents (including, without limitation, original executed Notes for each Loan), properly endorsed to the Buyer.

“Transfer Taxes” has the meaning set forth in §5(e)(ii) herein.

“Transferred Employee” has the meaning set forth in §5(c)(iii) herein.

“WARN Act” has the meaning set forth in §5(d) herein.

2. Basic Transaction.

(a)	Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver, or cause to be sold, transferred, conveyed and delivered, to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section.

(b)	Assumption of Liabilities.

On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing, provided, however, with respect to any SBA 7(a) Loan, the Buyer and Seller both acknowledge that the SBA will require the Buyer to assume the Portfolio subject to any defenses that SBA may have accrued against the Seller prior to the Closing Date. In addition, both Parties acknowledge that subsequent to the Closing Date, the SBA reserves the right to dishonor an SBA Guaranty in certain circumstances relating to the actions or inactions of the Seller in connection with the originating or servicing of the Loans. The Buyer and Seller further acknowledge that, subsequent to the Closing Date, the SBA will be required to deal solely with the Buyer regarding any matter relating to the Loans or the other assets comprising the Portfolio. Notwithstanding the foregoing acknowledgements, as between the Parties, each Party’s obligations with respect to any other Party shall be governed by this Agreement, including, without limitation, the right to indemnification which shall be governed by §7 hereof.

(c)	Purchase Price.

(i) At least five business days prior to the Closing Date, the Seller shall deliver to the Buyer an estimated balance sheet of the Business as of the close of business on the Closing Date prepared in accordance with GAAP, consistently applied (“Benchmark Balance Sheet”), and showing the estimated Net Worth (as defined below) of the Business (“Benchmark Net Worth”). The term “Net Worth” shall mean the difference between (x) the net book value of the Acquired Assets and (y) the book value of the Assumed Liabilities. The Benchmark Balance Sheet and calculation of estimated Net Worth therein shall be prepared in accordance with the example calculation of Net Worth and the related principles, assumptions and applications set forth in Exhibit B hereto.

(ii) Subject to the fulfillment of the conditions set forth in this Agreement (or, where relevant and permissible under applicable law, the waiver of same by Buyer), at Closing the Buyer shall pay to the Seller an amount equal to the Benchmark Net Worth by wire transfer of immediately available funds. When finally adjusted pursuant to §2(d) below, such amount shall be the “Purchase Price.”

(d)	Closing Date Net Worth; Purchase Price Adjustment.

(i) As promptly as practicable after the Closing Date, and subject to corresponding access rights similar to those provided for in §2(d)(ii) below (but in no event later than 30 days following the Closing Date), the Buyer will deliver to the Seller a balance sheet of the Business as of the close of business on the Closing Date, including a determination of Net Worth, prepared in accordance with GAAP, and the same principles, assumptions and applications as the Benchmark Balance Sheet, but subject to §2(d)(v) below (the “Closing Balance Sheet”).

(ii) The Seller shall have 30 days after the delivery of the Closing Balance Sheet (the “Objection Period”) to (A) review the Closing Balance Sheet together with the workpapers used in the preparation thereof and (B) object to any item or items shown thereon. Until a Final Balance Sheet is settled pursuant to this §2(d)(ii), the Buyer shall (A) provide the Seller and the Seller’s authorized representatives reasonable access during normal business hours to all relevant workpapers to the extent required to complete their review of the Closing Balance Sheet, and (B) cooperate with the Seller and the Seller’s authorized representatives’ in connection with their reasonable requests regarding the review of the Closing Balance Sheet, including by providing on a timely basis all information necessary in reviewing the Closing Balance Sheet. The Seller shall notify the Buyer of any objections to the Closing Balance Sheet and related calculation of Net Worth, setting forth a description of such objection and the dollar amount of such objection. If the Seller does not object during the Objection Period, the Closing Balance Sheet shall be conclusive and binding on the parties hereto and shall constitute the Final Balance Sheet (as defined below). If the Seller objects during the Objection Period and the Buyer and the Seller are unable to resolve such objections within 20 days after delivery by the Seller of its objections, then all disagreements shall be submitted for resolution to a certified public accounting firm of national standing (other than PricewaterhouseCoopers) who has not had a substantial relationship with either the Buyer (or any of its Affiliates) or the Seller (or any of its Affiliates) in the last two (2) years, and who is reasonably acceptable to the Seller and the Buyer (the “Independent Auditor”). The Independent Auditor shall be selected as promptly as practicable, but in no event later than 10 days following the expiration of such 20-day period. If the Seller and the Buyer cannot agree on the selection of the Independent Auditor within the 10-day period, then the Seller and the Buyer shall request the American Arbitration Association, New York office, to appoint the Independent Auditor. The American Arbitration Association’s appointment of the Independent Auditor shall be final and binding. Each Party agrees to execute, if requested by the Independent Auditor, a reasonable engagement letter, including customary indemnities. The Independent Auditor shall act as an arbitrator to determine, based solely on the provisions of this §2(d)(ii) and not more than two rounds of presentations by the Seller and the Buyer, and not by independent review, only those issues still in dispute and in making such determination shall select either the Buyer’s or the Seller’s determination of the disputed dollar amount with respect to each issue disputed. The Independent Auditor shall have up to 30 days after its appointment to resolve any disputes that are submitted to such Independent Auditor. The Closing Balance Sheet, either as agreed to by the Buyer and the Seller or as adjusted by the Independent Auditor pursuant to the preceding sentence, shall be final and binding and shall be referred to as the “Final Balance Sheet.” The fees and expenses of the Independent Auditor shall be shared equally by the Seller and the Buyer.

(iii) If the Net Worth of the Business as reflected on the Final Balance Sheet (the “Final Net Worth”) is less than the Benchmark Net Worth, the Seller shall pay to the Buyer, by wire transfer in immediately available funds, the amount by which the Benchmark Net Worth exceeds the Final Net Worth, plus interest at an annual rate equal to 0.50%, calculated on a daily basis from and including the Closing Date to but excluding the date of payment.

(iv) If the Final Net Worth is greater than the Benchmark Net Worth, the Buyer shall pay to the Seller, by wire transfer in immediately available funds, the amount by which the Final Net Worth exceeds the Benchmark Net Worth, plus interest at an annual rate equal to 0.50%, calculated on a daily basis from and including the Closing Date to but excluding the date of payment.

(e)	The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, 1800 Massachusetts Avenue, NW, Washington, DC 20036-1221 (the “Closing Date”). For all purposes, the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

(f)	Deliveries at the Closing.

At the Closing and simultaneously with the other Party’s deliveries hereunder and the effectiveness of this Agreement:

(i) The Buyer and Seller each shall deliver a duly executed and acknowledged (if appropriate) Leased Real Property transfer document substantially in the form attached hereto as Exhibit C.

(ii) The Seller and its relevant Affiliates shall deliver a Bill of Sale substantially in the form attached hereto as Exhibit D.

(iii) The Seller and its relevant Affiliates and the Buyer each shall deliver a duly executed and acknowledged (if appropriate) Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit E.

(iv) The Seller and each Affiliate of the Seller that is selling and assigning Acquired Assets pursuant to this Agreement shall deliver duly executed Tax Certificate(s) substantially in the form attached hereto as Exhibit F.

(v) The Buyer and Seller each shall deliver the duly executed Servicing Agreement substantially in the form attached hereto as Exhibit G.

(vi) The Seller shall deliver the Transfer Documents, including instruments of conveyance sufficient to transfer title to the OREO Properties.

(vii) The Seller shall deliver the update to §1.2 of the Disclosure Schedule contemplated in §5(k) of this Agreement.

(viii) The Seller shall deliver the duly executed certificates contemplated in §§6(b)(i), (ii) and (iii) of this Agreement.

(ix) The Buyer shall deliver the duly executed certificates contemplated in §§6(c)(i), (ii) and (iii) of this Agreement.

(x) The Buyer and Seller each shall execute and deliver the transfer of Seller’s SBA 750 Authority, if permitted by the SBA.

(xi) The Buyer and Seller each shall execute and deliver the transfer of Seller’s SBA PLP Authority, if permitted by the SBA.

(xii) The Buyer and Seller each shall execute and deliver the transfer of Seller’s Connecticut BIDCO Authority, if permitted by the Connecticut State Banking Authority.

(xiii) The Buyer shall deliver the payment of an amount equal to the Benchmark Net Worth.

(xiv) The Buyer shall deliver to the Seller evidence of the release and satisfaction of the Existing Facility satisfactory to the Buyer.

(g)	Allocation of Consideration.

The Seller and the Buyer agree to allocate the Purchase Price (including any adjustments thereto that are made pursuant to §2(d) hereof) and Assumed Liabilities for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Section 1060 and the Treasury Regulations thereunder. If the Buyer, Seller and Medallion agree on such allocation (the “Allocation”), within one hundred twenty (120) days after the Closing Date (which shall be evidenced by an allocation schedule signed by each of Buyer and Seller), the Buyer, Seller and Medallion shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with the Allocation, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (iv) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any taxing authority or in any report made for Tax purposes. In the event that the Allocation is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify and consult with the other Parties and keep the other Parties reasonably appraised of material developments concerning resolution of such dispute. In the event that Buyer and Seller are unable to agree on such allocation within one hundred twenty (120) days after the Closing Date, neither Buyer nor Seller nor Medallion shall be required, pursuant hereto, to file any Tax Returns or information reports or otherwise take any positions consistent with the allocation of the other Party.

(h)	Agreements Not Assigned.

To the extent that the transfer or assignment of any Acquired Asset relating to the Business shall require the consent of another party thereto, this Agreement shall not constitute an agreement to transfer or assign the same if an assignment or attempted assignment would constitute a breach thereof, but the Seller and the Buyer agree to use reasonable commercial efforts to obtain the written consent of the other parties to the transfer or assignment of such Acquired Asset (it being understood and agreed that the Seller and the Buyer shall not be required to make any payment or furnish any other consideration to obtain any such consent), and if any such consent with respect to a material Acquired Asset is not obtained prior to Closing, the Parties shall in good faith effectuate such arrangements as are necessary to put the Parties in as close an economic position as they would have been in had the relevant consents been obtained and the relevant asset assigned. The Parties hereby acknowledge and agree that any such arrangements would require, among other things, (i) the Seller to remain subject to its obligations under any contract with respect to which a consent to assignment is required under the applicable contract but has not been delivered, (ii) the Buyer to promptly reimburse the Seller for any and all costs, expenses or losses, including reasonable attorneys’ fees, incurred by the Seller as a result of the Seller’s taking, at the request of the Buyer, legal or other action on behalf of or for the benefit of the Buyer with respect to such contracts or as a result of the Buyer’s failure to perform the Seller’s obligations under such contracts arising on or after the Closing and to indemnify the Seller for any Adverse Consequence relating to the Buyer’s failure to so perform, and (iii) the Seller to remit to the Buyer any payments or refunds received by the Seller from any party under the applicable contract, in each of the cases described in clauses (i)-(iii), all in a manner consistent with the purposes and intent of this Agreement. Notwithstanding the foregoing, in the event that the assignment of any material Acquired Asset to the Buyer is delayed or conditioned or denied, the Seller shall indemnify the Buyer for 100% of all direct and reasonable costs and expenses incurred by the Buyer as a result thereof or as a result of making commercially reasonable alternative arrangements as contemplated by this subsection, without limitation under §7 hereof, that are in excess of the amounts that otherwise would have been payable under the relevant contract. If and when any such consent shall be obtained, the Seller shall promptly transfer or assign, as applicable, such Acquired Asset to the Buyer without payment of consideration.

(i)	Notices.

(i) Promptly after the Closing, the Buyer shall notify each counterparty to a Material Contract of the assignment by the Seller to the Buyer, and the assumption by the Buyer, of the relevant Material Contract.

(ii) Promptly after the Closing (but not later than ten (10) business days after the Closing Date) the Seller shall notify all Obligors of the assignment of the Notes and other Loan Documents to the Buyer and shall instruct such Obligors to remit all future payments due under the Notes to the Buyer at the Buyer’s principal office.

(iii) From time to time after the Closing, promptly following the reasonable request of the Buyer, the Seller shall take reasonable action to, or otherwise cooperate with the Buyer and each Obligor to, amend such Obligor’s insurance policies to name the Buyer as loss payee and additional insured with respect to the Collateral, instruct such Obligor’s title insurance companies, if any, to issue new endorsements of lender’s title policies naming the Buyer as an insured with respect to the real property Collateral in the same amounts as the title policies issued to the Seller, and instruct such Obligor’s life insurance companies, if any, to designate the Buyer as the new assignee thereunder.

(iv) From time to time after the Closing, promptly following the request of the Buyer, the Seller shall notify pertinent parties (including, without limitation, insurance companies, litigants, Governmental Entities, subordinate lenders and landlords, and, with respect to SBA 7(a) Loans, the Holders and Fiscal and Transfer Agents of the assignment of the Notes and other Loan Documents to the Buyer.

(j)	Transfer Documents.

On or prior to the Closing Date, the Seller shall deliver to the Buyer the Transfer Documents, including instruments of conveyance sufficient to transfer title to the OREO Properties, and, as applicable, have such Transfer Documents recorded of record and shall also take such other steps as may be reasonably necessary or as are reasonably requested by the Buyer to put the Buyer in legal and actual ownership, possession and control of the Acquired Assets. The Seller shall also turn over to the Buyer as soon as reasonably practicable after receipt all Loan Documents, instruments, checks, drafts, notes, insurance settlements, monies or payments, revenues and other items received by the Seller with regard to the Loans at any time after the Closing, and the Seller hereby agrees to hold the same in trust for the benefit of the Buyer pending such delivery.

(k)	Defects; Further Assistance and Assurances.

(i) Upon notice to Seller of the existence of any Defect in respect of any Loan that existed on or prior to the Closing Date, Seller shall use commercially reasonable efforts promptly to cure such Defect in all material respects, or, if Seller requests that Buyer attempt to cure such Defect at expense of Seller, Seller shall cooperate with Buyer in curing such Defect in all material respects. In addition to the foregoing, in the event Buyer is or becomes subject to any claim, defense, counterclaim or other litigation with respect to any Loan or the enforcement of any rights or remedies under the Loan Documents, the Seller shall take such actions as may be reasonably requested by Buyer to assist the Buyer in exercising and protecting its rights and remedies with respect thereto.

(ii) The Seller shall, at any time and from time to time, promptly, upon the reasonable request of the Buyer and at the sole expense of the Seller, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and conferring to the Buyer of title in and to the Acquired Assets and to effect the transactions contemplated by this Agreement. The Buyer shall, at any time and from time to time, promptly, upon the reasonable request of the Seller and at the sole expense of the Buyer, execute, acknowledge, deliver or perform all such further acts, deeds, assumption agreements, transfers and assurances as may be required to effect the full assumption and transfer to the Buyer of the Assumed Liabilities and in order to effect the transactions contemplated by this Agreement.

3. Representations and Warranties of the Seller and Medallion.

The Seller and Medallion, jointly and severally, represent and warrant to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement, except as to any documents, materials or other matters disclosed on or referred to in the Seller’s disclosure schedule separately delivered by Seller and Medallion contemporaneously herewith (the “Disclosure Schedule”).

(a)	Organization of Seller and Medallion.

The Seller is a limited liability company and Medallion is a corporation, each duly formed, validly existing, and in good standing under the laws of the State of Delaware.

(b)	Authorization; Execution and Delivery; Valid and Binding Agreement.

The Seller and Medallion have the requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and Medallion and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company proceedings on the part of the Seller and Medallion, as applicable, and no other corporate or limited liability company proceedings on their respective parts are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Seller and Medallion and, assuming that this Agreement is the valid and binding agreement of the Buyer, constitutes the valid and binding obligation of the Seller and Medallion, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

(c)	Noncontravention.

Except as set forth in §3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction (a “Law”) of any government, governmental agency, or court, including, without limitation, the SBA and the Connecticut State Banking Authority (each, a “Governmental Entity”) to which the Seller, any Acquired Asset, Assumed Liability or the Business is subject or any provision of the Seller’s certificate of formation or limited liability company agreement, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice under any Material Contract or material permit or license to which the Seller or Medallion is a party or by which either of them is bound or to which any Acquired Asset, Assumed Liability or the Business is subject, or (iii) require the Seller or Medallion to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other third party in order for the Seller or Medallion to consummate the transactions contemplated by this Agreement, except, in the case of clauses (i), (ii) and (iii), for any such violations, conflicts, breaches, defaults, rights of acceleration, terminations, cancellations, requirements or other actions or notices that are not reasonably likely to result in a Material Adverse Effect.

(d)	Brokers’ Fees.

Neither the Seller nor its Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer is liable or obligated.

(e)	Assets of the Business.

The Acquired Assets consist of all of the assets, properties, rights and agreements (other than the Excluded Assets) used or held for use by the Seller and its Affiliates in connection with the conduct of the Business or necessary therefor as conducted as of the date of this Agreement.

(f)	Events Subsequent to January 1, 2004.

Since January 1, 2004 and through the date of this Agreement, there has not been a Material Adverse Effect.

(g)	Title to Assets.

The Seller or its Affiliates have good title to, or a valid leasehold interest in, the Acquired Assets, free and clear of Security Interests, other than Permitted Security Interests.

(h)	Real Property.

(i)	OREO Properties.

(A)	The OREO Properties constitute real property owned by Seller, none of which is used in the operation of the Business. The Seller has delivered to the Buyer true, correct and complete copies of the instruments conveying title to the OREO Properties to Seller.

(B)	All buildings on the OREO Properties are insured against loss by fire, flood (if necessary under applicable law), hazards of extended coverage and such other hazards as are commonly insured against in a property of this type in an amount which is equal to 100% of the “replacement cost” of the improvements (as determined by the insurer) or such other greater amount as is required by applicable law. All premiums on any such insurance policy have been paid and neither Seller nor Medallion has received a notice of termination or cancellation for such insurance. There have been no acts or omissions that would impair the coverage of any such insurance.

(C)	The OREO Properties consist of a fee estate in real property, and are improved as commercial properties.

(D)	To the best of Seller’s and Medallion’s Knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material against any OREO Property, and to the best of Seller’s and Medallion’s Knowledge, no rights are outstanding that could give rise to any such lien affecting the OREO Properties.

(E)	To the best of Seller’s and Medallion’s Knowledge, the OREO Properties are free of damage that could reasonably be expected to adversely affect the value of such properties or the purpose for which they are used and there are no proceedings pending for the total or partial condemnation or taking by eminent domain thereof.

(F)	If any OREO Property is occupied by a commercial tenant under a lease, each such tenant is conducting business only in that portion of the OREO Property covered by its lease. No such leases contain any option to purchase, a right of first refusal to lease or purchase, any right to terminate the lease or vacate the premises prior to expiration of the lease term, or any other similar provisions which adversely affect the OREO Property. No commercial tenant has the benefit of a non-disturbance or similar recognition agreement.

(G)	To the best of Seller’s and Medallion’s Knowledge, there are no circumstances or conditions that could reasonably be expected to adversely affect the income being received from tenants or the ability to receive income from tenants with respect to any OREO Property or relating to pending litigation or other legal proceedings involving a tenant that could reasonably be expected to adversely affect the current value or marketability of any OREO Property.

(H)	The OREO Properties are in compliance with applicable zoning, building and environmental laws and regulations and all inspections, licenses and certificates required, whether by law, regulation or insurance standards to be made or issued with respect to the OREO Properties and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriter certificates, have been made by or issued by the appropriate Governmental Entity. Neither the Seller nor Medallion has received notice of any violation or failure to conform with any such law, regulation, standard, license or certificate.

(ii)	Leased Property

The real property demised by the Lease constitutes all of the real property used by the Seller in connection with the Business. The Lease is valid, binding and in full force and effect in all material respects, and the Seller holds a valid and existing leasehold interest thereunder for the term set forth therein. The Seller has delivered to the Buyer a true, correct and complete copy of the Lease. To the Knowledge of the Seller and Medallion, no party to the Lease is in material breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination or modification under the Lease.

(i)	Intellectual Property.

(i) §3(i)(i) of the Disclosure Schedule sets forth a list of all Seller Intellectual Property (other than trade secrets), specifying as to each, as applicable: (A) the nature of such Seller Intellectual Property; (B) the owner of such Seller Intellectual Property, and if it is licensed by Seller or an Affiliate of Seller from a third party licensor, the name of the licensor and the date of the license agreement; (C) the jurisdictions in which such Intellectual Property has been registered or in which an application for such registration has been filed, if any; (D) the registration or application numbers, if any and (E) the applicable termination or expiration dates, if any.

(ii) §3(i)(ii) of the Disclosure Schedule sets forth a list of all Seller Information Technology. Such list identifies all such Seller Information Technology that is licensed or provided to Seller under a service contract from a third party and lists all the following information for each such contract: (A) date and parties to the contract; (B) scope of purchase (e.g. number of licenses if it is a software license); (C) ongoing costs under such agreements; and (D) expiration dates for all such licenses and contracts.

(iii) §3(i)(iii) of the Disclosure Schedule sets forth a list of all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any Person is authorized to use any Seller Intellectual Property.

(iv) Except as set forth on §3(i)(iv) of the Disclosure Schedule:

(A)	The Seller Intellectual Property is either exclusively owned by Seller or licensed by a third party to Seller or an Affiliate of Seller pursuant to a license listed in §3(i)(i) or §3(i)(ii) of the Disclosure Schedule, free and clear of any Security Interests, and includes all of the Intellectual Property rights necessary to enable the Business to be conducted in the manner in which it is currently being conducted.

(B)	To the Knowledge of Seller and Medallion, the licenses listed in §3(i)(i), §3(i)(ii) and §3(i)(iii) of the Disclosure Schedule are in full force and effect and are the legal, valid and binding obligations of Seller, Seller is not in default under any of such licenses, and no party to any of such licenses has exercised any termination rights with respect thereto.

(C)	Neither Seller nor Medallion has received any notice, or has any Knowledge, of any pending judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings which involve a claim of infringement, misappropriation, dilution, unauthorized use, or violation of the Seller Intellectual Property, or against any of the customers of the Business in relation to the Seller Intellectual Property or Seller Information Technology or the use thereof, or challenging the ownership, use, protectability, registerability, validity or enforceability thereof. Neither Seller nor Medallion has received any notice, or has any Knowledge, of any such threatened legal proceedings in relation to the Business’s use of any Seller Intellectual Property or Seller Information Technology. In addition, to the Knowledge of Seller, all rights in and to any Seller Intellectual Property and Seller Information Technology are valid and enforceable.

(D)	Neither Seller nor Medallion has received any notice, or has any Knowledge, that any third party is infringing, violating, diluting in violation of applicable law, misusing or misappropriating any material Seller Intellectual Property or Seller Information Technology, and no written claims have been made against any third party by Seller.

(E)	The consummation of the transactions contemplated hereby will not result in the loss or impairment of Buyer’s rights in or Buyer’s rights to own or use any of the Seller Intellectual Property or Seller Information Technology. Seller has taken all reasonable measures to maintain any applications for registration and registrations, and to maintain the confidentiality of all trade secrets, that constitute Seller Intellectual Property.

(F)	All Persons who have contributed to the development of Seller Intellectual Property owned by Seller or Seller Information Technology owned by Seller have either (x) been a party to a “work for hire” arrangement or agreement with the Seller in accordance with applicable laws according exclusive ownership of such Intellectual Property to Seller (including, without limitation, the Loan Screening Tool), or (y) have executed an assignment granting exclusive ownership of such Intellectual Property to Seller. To Seller’s Knowledge, all arrangements, agreements and assignments described in the previous sentence are valid and enforceable.

(G)	Seller has collected, maintained and used data at all times in compliance in all material respects with all applicable Laws, including without limitation those affecting privacy issues, such as the Gramm-Leach-Bliley Act 1999.

(j)	Litigation.

Except as disclosed on §3(j) of the Disclosure Schedule, as of the date of this Agreement, there is no action, suit, investigation or proceeding pending, or, to the Knowledge of the Seller and Medallion, threatened against or affecting, the Business, any Acquired Asset or any Assumed Liability before any Governmental Entity. Neither the Seller nor any of its Affiliates has any pending action against any third parties relating to the Business, other than collection matters arising in the Ordinary Course of Business. There are no unsatisfied judgments or material outstanding orders, writs, injunctions, decrees, settlements, stipulations or awards (whether rendered by a court or Governmental Entity or by arbitration) relating to the Acquired Assets, the Assumed Liabilities or the Business.

(k)	Employee Benefits.

(i) §3(k)(i) of the Disclosure Schedule contains a list of the Employees of the Seller, specifying as to each, as applicable: (A) title or position; (B) date employment commenced; (C) annual base salary; and (D) bonus paid for fiscal year 2003, including the method of determining such bonus.

(ii) §3(k)(ii) of the Disclosure Schedule contains a list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock or equity-based incentive, severance, change-in-control, termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Seller or by any trade or business, whether or not incorporated, that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee of the Business (each, an “Employee Benefit Plan”).

(iii) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Seller and Medallion, no event has occurred which would cause any such Employee Benefit Plan to cease being so qualified.

(iv) No Employee Benefit Plan is a “multi-employer pension plan,” as such term is defined in Section 3(37) of ERISA, or a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, or subject to Title IV of ERISA or Section 412 of the Code.

(v) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with applicable Laws, including without limitation ERISA and the Code.

(vi) There are no pending or, to the Knowledge of the Seller and Medallion, threatened or anticipated material claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(vii) Each group health care plan maintained or sponsored by the Seller or any affiliated employer has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (COBRA).

(viii) Except as set forth in §3(k)(viii) of the Disclosure Schedule, no payments are mandated, caused or required by any Employee Benefit Plan as a result of the transactions contemplated in this Agreement.

(l)	Tax Matters.

(i) The Seller has timely filed all material Tax Returns related to the Business that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All material Taxes related to the Business owed by the Seller (whether or not shown or required to be shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file a Tax Return related to the Business other than as set forth in §3(l) of the Disclosure Schedule. There are not any outstanding claims in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction with respect to the Business.

(ii) With respect to the Business, the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all forms required with respect thereto have been properly completed and timely filed.

(iii) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are currently ongoing, pending or threatened with regard to any Taxes or Tax Returns related to the Business.

(iv) With respect to the Business, the Seller has not waived any statute of limitations in respect of Taxes and has not agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.

(m)	Material Contracts.

Set forth in §3(m) of the Disclosure Schedule is a list of all Material Contracts (i) of the Seller or (ii) of its Affiliates relating to the Business. Each such Material Contract is a valid and binding agreement of the Seller or its Affiliate, as the case may be, and is in full force and effect. Neither the Seller nor its Affiliate, as the case may be, has breached or defaulted in any material respect under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both would constitute such a default, and, to the Knowledge of the Seller and Medallion, there is no third-party default or breach in any material respect under any Material Contract, other than breaches or defaults by any such third party which have been cured or waived. For purposes of this Agreement, the term “Material Contracts” means (i) all contracts or commitments affecting ownership of, title to, use of, or any interest in real estate, including the Lease; (ii) all agreements providing for earlier termination only upon notice of greater than a year or the payment of a material penalty or the equivalent thereof; (iii) all contracts or commitments, whether or not in the Ordinary Course of

Business, that are not described elsewhere in this definition and involve future payments or performance of services to or by the Seller of an aggregate amount or value in excess of Fifty Thousand Dollars ($50,000); (iv) any indemnity or guaranty arrangements, business acquisition agreements, licenses, nondisclosure agreements, non-compete agreements, joint-venture agreements, agreements providing for exclusivity, commission agreements and employment agreements; (v) all agreements between the Seller and (A) an Affiliate or (B) any officer or director of the Seller (other than compensation arrangements otherwise defined as a Material Contract herein or as an Employee Benefit Plan); and (vi) all other contracts which, if terminated, would materially impair the ability of the Buyer to operate the Business in the ordinary course or result in a Material Adverse Effect.

(n)	Compliance with Laws.

Other than as set forth in §3(n) of the Disclosure Schedule, the Business has been operated in compliance in all material respects with all Laws applicable to it.

(o)	Books of Account.

The books, records and accounts of the Business accurately and fairly reflect in all material respects, in reasonable detail, the transactions and the assets and liabilities of the Business. The Business maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization.

(p)	Financial Statements.

(i) The Seller has delivered to the Buyer copies of its financial statements (including balance sheets, statements of operations, statements of changes in members’ equity and statements of cash flows) as at December 31, 2001, 2002, 2003 and 2004. All of such financial statements present fairly in all material respects the financial position of the Seller as at the respective dates of said financial statements and the results of operations, changes in members’ equity and changes in cash flows of the Seller for the respective periods then ended in conformity with GAAP consistently applied.

(ii) The Seller has delivered to the Buyer copies of its pro forma financial statements (including balance sheets, statements of operations, statements of changes in members’ equity and statements of cash flows) as at December 31, 2004, and for the period then ending, that exclude the Excluded Assets and Retained Liabilities. Such pro forma financial statements, other than giving effect to such exclusions, have been prepared in conformity with GAAP consistently applied.

(q)	The Loans and Notes.

With respect to each Loan and the corresponding Note, except as set forth in §3(q) of the Disclosure Schedule:

(i) Section 1.2 of the Disclosure Schedule contains a list of the Loans, by Obligor, SBA Guaranteed Portion, Non-guaranteed Portion, loan loss reserves and outstanding principal balance as of the date hereof and indicates whether and to what extent any payment (or part thereof) on any Loan is more than 30 days past due or whether any Loan is otherwise in default.

(ii) (A) Each Note, the other Loan Documents and the Servicing Fees are not subject to any right of rescission, set-off, abatement, diminution, or counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, abatement, diminution, or reasonable counterclaim or defense has been asserted with respect thereto, and (B) neither the operation of the terms of the Note and the other Loan Documents, nor the exercise of any right thereunder, will render them unenforceable, in whole or in part.

(iii) No Note is subject to any participation, subordination or intercreditor agreement other than the interests of SBA and the Holders.

(iv) (A) Each Loan has an outstanding principal amount as at February 16, 2005 equal to the amount set forth in §1.2 of the Disclosure Schedule, and no Loan has been prepaid fully or partially; (B) all payments required to be made for such Loan under the terms of the Note have been made; and (C) Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the Obligor, for the payment of any amount required by the Loan.

(v) All interest, fees and all other charges payable with respect to such Note conform with all applicable laws, rules, regulations and ordinances; and to the best of Seller’s and Medallion’s Knowledge, there are no delinquent taxes, ground rents, water charges, sewer rents, assessments or other outstanding charges affecting the related Mortgaged Property.

(vi) To the Knowledge of Seller and Medallion, no Obligor with respect to such Note or any other Loan Document has (A) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (B) made an assignment for the benefit of its creditors, (C) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or of any substantial part of its property, (D) been adjudicated insolvent, or (E) taken action for the purpose of authorizing any of the foregoing.

(vii) Neither Seller nor any other Person acting for or on behalf of or at the instigation of Seller has (A) made any modification, agreement or waiver, or reached any understanding with the Obligor on any Note for any variation or modification of the interest rate, amortization schedule, principal amount thereof, or of any other term or condition of the Loan or any Loan Document with respect thereto, or (B) made any advance, extension or other accommodation to such Obligor for purposes of changing or beneficially affecting the delinquency status of such Note or which otherwise materially impairs or adversely affects such Note or any other Loan Document or could result in the SBA not being obligated to pay any part of the SBA Guaranteed Portion of such Note under the applicable SBA Guaranty.

(viii) The SBA Guaranteed Portion of such Note to the extent set forth in §1.2 of the Disclosure Schedule has been sold by Seller in a Secondary Market Transaction pursuant to a Loan Assignment Agreement and the interest rate due to each Holder with respect to each such Note is fully set forth in such schedule and in such Loan Assignment Agreement.

(ix) Each Loan evidenced by such Note has been made for business purposes and not for personal, family or household purposes, and, to the Knowledge of Seller and Medallion, has not been made (A) with respect to SBA 7(a) Loans, for purposes involving gambling or adult entertainment or any other purpose not permitted for a loan under the SBA’s 7(a) program, or (B) to an Obligor whose principal activity includes the distribution or underground storage of petroleum or other environmentally sensitive products.

(x) The Loans have been documented, closed, disbursed, serviced and administered in compliance in all material respects with the SBA Rules and Regulations and other applicable laws, rules, regulations, guidelines, and operating procedures.

(xi) The payment of each Note for a SBA 7(a) Loan has been guaranteed by the SBA in the amount of the SBA Guaranteed Portion applicable to the SBA 7(a) Loan evidenced by such Note. The SBA 7(a) Loans have been documented, closed, disbursed, serviced and administered in such a manner that the SBA would be obligated to fully honor the applicable SBA Guaranty and pay the Guaranteed Percentage of such Loans under such SBA Guaranty and there exists no basis nor is there alleged to be any basis known to Seller or Medallion for the SBA to terminate or refuse to fully honor any SBA Guaranty.

(xii) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, foreign entity qualification or disclosure laws applicable to the Seller with respect to each Loan have been complied with.

(xiii) The proceeds of each Loan have been fully disbursed and there is no obligation or requirement for future advances thereunder by Seller or the Holder of the Loan, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.

(xiv) The Notes and the other Loan Documents have not been assigned or pledged, or, if previously assigned or pledged, have been released from any such pledge and reassigned to Seller.

(xv) Except as disclosed to Buyer and accepted by Buyer in writing, there is no default, breach, violation or event of acceleration existing under the Note or the related Loan Documents and to the best of Seller’s and Medallion’s Knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration.

(xvi) The Loan was originated or acquired by Seller and the monthly payments on each Note are due and payable on the day of the month specified in the File.

(xvii) Neither the Seller nor Medallion has Knowledge of any circumstance or condition with respect to any Loan, the Collateral or use thereof, the Obligor, the Obligor’s credit standing or the documentation in the related File that can reasonably be expected to cause the Loan to become delinquent, or adversely affect the value or marketability of the Loan.

(xviii) With respect to each Loan, each scheduled monthly payment by Obligor results in a principal reduction of the indebtedness evidenced by the Note and payment in full of the interest accrued in accordance with the term of the Note, and the Note provides that the payment may be adjusted from time to time to amortize the remaining principal balance in equal monthly payments over the remaining term of the Note.

(xix) There is no pending or, to Seller’s and Medallion’s Knowledge, threatened litigation with respect to any Loan which would adversely affect the rights of the Buyer to enforce such Loan or otherwise obtain the benefits contemplated with respect to each Loan purchased.

(r)	Loan Documents.

With respect to each Loan and the corresponding Loan Documents, except as set forth in §3(r) of the Disclosure Schedule:

(i) With respect to each Loan, Seller is in possession of a complete File and Seller has made available to Buyer all such Files related to the Loans and each such Loan Document contained in the File of Seller relating to a Loan is true and correct in all material respects and accurately describes the loan transaction to which such Loan Document relates in all material respects.

(ii) All signatures on the Loan Documents are genuine, true and valid in all respects, and each such Loan Document is true, valid, genuine, correct and complete in all material respects and constitutes a valid and binding obligation of Seller (to the extent Seller is a party thereto) and a valid and binding obligation of the other parties thereto, arises from a bona fide transaction in the ordinary course of the Seller’s business, constitutes the entire agreement between the parties thereto with respect to the subject matter thereof, is in full force and effect and the rights thereunder may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any of such rights by reason of such assignment and transfer, and without the consent, approval or act of, or the making of any filing with, any other Person, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general equity principles.

(iii) Each such Loan Document constituting a promissory note, certificate of deposit, certificated security (as defined in the Uniform Commercial Code), letter of credit, bond, warrant or chattel paper (as defined in the Uniform Commercial Code) or instrument obtained as Collateral, is the original and only original of such document or instrument and is in the possession of Seller.

(iv) The Loan Documents related thereto comply in all material respects with the applicable SBA Authorization, all other applicable SBA Rules and Regulations and all other applicable laws, rules and regulations and the Loan Documents constitute all of the documents which the SBA has required to be executed and delivered under the applicable SBA Authorization and SBA Rules and Regulations.

(v) Seller has fulfilled and performed its obligations under each of the Loan Documents in all material respects and the Seller is not required to disburse any additional funds to any Obligor, and Seller is not, and has received no written notice alleging that it is in breach or default under, nor is there or is there alleged to be any basis for termination by any other party thereto of, any of the Loan Documents and, to the best Knowledge of Seller and Medallion, no other party to any Loan Document has breached or defaulted thereunder.

(vi) The Loan Documents and the obligation of each Obligor thereunder are not subject to any valid offset, deduction, defense or counterclaim.

(vii) The origination, servicing and collection practices used by Seller with respect to the Loan Documents have been in all respects legal and have met customary standards utilized by lenders in their origination and servicing business.

(s)	Collateral.

(i) No certificate of stock has been pledged to Seller to secure repayment of any Note.

(ii) No letters of credit for the benefit of Seller to secure payment of any Note have been provided by any Obligor.

(iii) With respect to the Collateral, Seller has a perfected and valid first lien and first priority security interest in each item of Collateral as to which a security interest was purported to be granted under the Security Documents or SBA Authorizations, provided, that if an SBA Authorization contemplates that Seller would have a secondary or other subordinate lien or security interest in any Collateral, Seller has a perfected and valid lien and Security Interest in such Collateral with the priority contemplated by such SBA Authorization.

(t)	Special Provisions Related to Mortgages.

With respect to each Loan secured by a Mortgage or Mortgaged Property:

(i) Based on certificates of insurance received by Seller in connection with each Loan, all buildings upon the Mortgaged Property are insured against loss by fire, flood (if necessary under applicable law), hazards of extended coverage and such other hazards as are commonly insured against in a Loan of this type or as is required by the SBA Authorization and SBA Rules and Regulations in an amount which is equal to 100% of the “replacement cost” of the improvements (as determined by the insurer) or such other greater amount as is required by applicable law or the SBA Rules and Regulations.

(ii) The Mortgage obligates the mortgagor or Obligor thereunder to maintain the hazard insurance policy at the mortgagor’s or Obligor’s cost and expense, to permit the mortgagee to place or maintain such insurance upon the mortgagor’s or Obligor’s failure to do so and to seek reimbursement therefor from the mortgagor or Obligor, or generally to perform any other term or condition of the Mortgage on behalf of the mortgagor or Obligor.

(iii) The Mortgage has not been satisfied, canceled, subordinated or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release, other than a partial release that may have occurred that does not materially adversely affect the Loan, the security therefor or the SBA’s obligations under the SBA Guaranty, and complete information concerning such partial release is contained in the File.

(iv) The Mortgaged Property consists of a fee estate in real property, and is improved as a commercial property (or a residence to the extent required by the SBA Authorization).

(v) The Mortgage is a valid, subsisting and enforceable first lien on the Mortgage Property, and any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting and enforceable first lien priority security interest on the property described therein, provided, that if the related SBA Authorization contemplates that Seller would have a secondary or other subordinate lien in any Mortgaged Property, Seller has a perfected and valid lien in such Mortgaged Property with the priority contemplated by such SBA Authorization.

(vi) Each Loan secured by a Mortgage is covered by an American Land Title Associate lender’s title insurance policy issued by a title insurer, insuring the Seller and its assigns, as to the first priority (or other priority as contemplated in the proviso in the immediately preceding clause (v)) lien of the Mortgage (subject only to those exceptions set forth in such title insurance policy) in an amount at least equal to the original principal balance of the Loan after all advances of the original principal amount of the Loan. Seller (and its assigns) is the sole insured under such lender’s title insurance policy, and Seller has not done or omitted to do anything which would impair the coverage of such lender’s title insurance policy.

(vii) To the best of Seller’s and Medallion’s Knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material and to the best of Seller’s and Medallion’s Knowledge no rights are outstanding that could give rise to any such lien affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.

(viii) Unless otherwise disclosed in writing or stated in a real property survey delivered to Buyer, all improvements which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundary and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property in any respect so as to affect the marketability of the Mortgaged Property.

(ix) To the best of Seller’s and Medallion’s Knowledge, the Mortgaged Property is free of damage and there is no proceeding pending for the total or partial condemnation or taking by eminent domain thereof.

(x) The related Mortgage contains customary and enforceable provisions including, (A) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, (B) where permitted by law, power of sale, and (C) judicial foreclosure.

(xi) In the event that the Mortgage constitutes a deed of trust, a trustee, duly qualified under the applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage or has been substituted in accordance with applicable law.

(xii) To the best of Seller’s Knowledge and Medallion’s Knowledge, the Mortgaged Property and use thereof constitute a legal and conforming use under applicable zoning regulations.

(xiii) To the best of Seller’s Knowledge and Medallion’s Knowledge, the Mortgaged Property is assessed separate and apart from any other property for local property tax purposes and the Obligor receives a tax bill clearly identifying the property tax due on the Mortgaged Property.

(u)	Environmental Hazards.

The Seller and Medallion have no actual notice that any Collateral securing a Loan or that any of the OREO Properties has been contaminated with, exposed to, or is subject to any liability for (i) any Hazardous Materials or any “hazardous substance”, as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601, et seq.) (“CERCLA”), or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) electromagnetic fields, or (ix) any additional substances or materials which are classified or considered to be hazardous or toxic under environmental requirements or the common law, or any other applicable Laws.

(v)	Governmental Authorities.

At all times during which the Seller has extended or serviced the Loans, the SBA 750 Authority, SBA PLP Authority and Connecticut BIDCO Authority have been valid and in full force and effect and neither the Seller nor Medallion has been advised by the SBA or the Connecticut State Banking Authority of any administrative action challenging the validity, full force or effect of such authority.

(w)	Accounts Receivable.

Each account receivable reflected on the Seller’s balance sheet as of December 31, 2004 and on the Final Balance Sheet is a valid and subsisting amount owing to the Seller, is carried on the books of the Seller at values determined in accordance with GAAP and is not subject to any valid set-off or claim that could be successfully asserted against the Seller, and the Seller has not received any written notice from an appropriate party in which such party disputes or denies a claim by the Seller for reimbursement in connection with such account receivable.

4. Representations and Warranties of the Buyer.

The Buyer represents and warrants to the Seller that the statements contained in this §4 are correct and complete in all material respects as of the date of this Agreement, except as to any documents, materials or other matters disclosed on or referred to in the Buyer’s disclosure schedule separately provided to Medallion and Seller contemporaneously herewith (the “Buyer Disclosure Schedule”).

(a)	Organization of the Buyer.

The Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of Delaware.

(b)	Authorization; Execution and Delivery; Valid and Binding Agreement.

The Buyer has all limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company proceedings and no other proceedings are necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement is the valid and binding agreement of the Seller and Medallion, constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by general principles of equity.

(c)	Noncontravention.

Except as set forth in §4(c) of the Buyer Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any Law of any Governmental Entity to which the Buyer is subject or any provision of its certificate of formation or limited liability company agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, or (iii) require the Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or other third party in order for the Buyer to consummate the transactions contemplated by this Agreement, except, in the case of clauses (i), (ii) and (iii), for any such violations, conflicts, breaches, defaults, rights of acceleration, terminations, cancellations or requirements that would not, individually or in the aggregate, reasonably be expected to materially impact the ability of the Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

(d)	Brokers’ Fees.

The Buyer and its Affiliates have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller is liable or obligated.

(e)	Litigation.

There are no actions, suits, investigations, or proceedings by or before any Governmental Entity pending, or, to the Knowledge of the Buyer, threatened against the Buyer which in any manner challenges the validity of this Agreement or any action taken by the Buyer pursuant to this Agreement or seeks to prevent, enjoin, alter or materially delay any transaction contemplated hereby.

(f)	Financial Ability.

Buyer has the financial ability to consummate the transactions contemplated by this Agreement. The Buyer reasonably believes that, immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, including payment of the Purchase Price and incurring the debt contemplated by the Master Loan and Security Agreement and the Revolving Credit Agreement, the Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature and its identified contingent liabilities), (ii) have insufficient capital with which to engage in its business, or (iii) have incurred debts, including the Assumed Liabilities, beyond its ability to satisfy them as they mature.

(g)	Buyer Activities.

Buyer has not conducted any material activities other than in connection with its organization, the negotiation and execution of this Agreement and the LLC Agreement and the transactions contemplated hereby and thereby.

(h)	No Impairment or Delay.

To the Knowledge of the Buyer, it is not subject to any condition or event that would reasonably be expected to (i) impair in any material respect the ability of the Buyer to perform its obligations under this Agreement or (ii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

5. Covenants of the Seller and the Buyer.

(a)	General.

Each of the Parties shall use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b)	Governmental and Third-Party Consents.

The Seller and Buyer shall use commercially reasonable efforts to seek consents of any Governmental Entity or any other third party that are set forth in §3(c) of the Disclosure Schedule and §4(c) of the Buyer Disclosure Schedule, including, without limitation, (i) the transfer to the Buyer of the Seller’s SBA 750 Authority, Seller’s SBA PLP Authority and Seller’s Connecticut BIDCO Authority, or, if the Seller is unable to transfer such authorities, (ii) the Buyer’s receipt of its SBA 750 Authority, its SBA PLP Authority and its Connecticut BIDCO Authority. Each of the Parties will, as promptly as practicable, give any notices to, make any filings with, and use commercially reasonable efforts to obtain any required authorizations, consents, and approvals of Governmental Entities and shall cooperate with the other Party in making any filings required by the other Party.

(c)	Employees.

(i) Prior to the Closing Date, the Buyer shall make an offer of employment to each of the Employees which shall (A) provide for a base salary or base rate of compensation, as applicable, at least equal to that applicable to each such Employee immediately prior to the Closing Date (without regard to equity or bonus compensation); (B) provide for employee benefit plans and benefit arrangements, other than severance arrangements, for at least twelve months commencing on the Closing Date that are, in the aggregate, at least comparable to those provided to the

Transferred Employees (as defined below) by Seller and its Affiliates immediately before the Closing Date; and (C) provide for severance arrangements, for at least twelve months commencing on the Closing Date, that are at least comparable to those provided to the Transferred Employees by Seller and its Affiliates immediately before the Closing Date. Each such offer shall further provide that employment with the Buyer shall commence upon the Closing Date, except that for any Employee on leave of absence on the Closing Date, employment shall commence upon such Employee’s return to active duty but in no event later than one hundred and eighty (180) days after such leave commenced (the “Employment Date”). It is understood and agreed that the Buyer, as a result of the transactions contemplated in this Agreement, shall have no obligation or Liability with respect to any Employee Benefit Plan. Nothing in this Agreement shall be interpreted or construed to cause or obligate the Buyer to assume sponsorship of any Employee Benefit Plan or of any Liability with respect to such Employee Benefit Plan. The Seller shall retain the obligations with respect to COBRA continuation coverage for all employees who are not Employees or for Employees who do not accept employment offers or who do not commence employment with the Buyer.

(ii) The Seller or its Affiliates, as the case may be, shall be responsible for severance payments, if any, in accordance with the Seller’s or its Affiliate’s severance plans for (A) Employees who did not accept offers of employment by the Buyer, or (B) employees other than the Employees. The Seller shall indemnify and hold the Buyer harmless from and against any and all claims for such severance payments from such persons. The Buyer shall be solely responsible, and shall indemnify the Seller and its Affiliates, for severance payments in accordance with the Buyer’s severance policy and COBRA continuation coverage for all Employees who accept offers of employment and commence employment with the Buyer.

(iii) Subject to the terms and limitations of Buyer’s plans, if permitted thereunder, Buyer shall cause each Employee who accepts and commences employment with the Buyer (the “Transferred Employees”) to be given full credit for all service recognized by the Seller or any of its Affiliates prior to the Closing Date for purposes of eligibility, vesting and severance under any employee benefit plans or arrangements of the Buyer in which such Transferred Employees participate from and after the Closing Date, to the same extent such service was recognized by the Seller or any Affiliate of the Seller under a comparable plan or arrangement immediately prior to the Closing Date. Subject to the terms and limitations of Buyer’s plans, if permitted thereunder, for the remainder of the calendar year in which the Closing Date occurs, Buyer will credit each Transferred Employee with no less than the number of unused vacation days and other paid time off accrued by such employee with Seller as of the Closing Date in accordance with Seller’ personnel policies, so long as the expense for such accrued days has been taken into account in the determination of the Purchase Price. Subject to the terms and limitations of Buyer’s plans, if permitted thereunder, Buyer shall waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any welfare plan in which such employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan of the Seller or any Affiliate of the Seller in which Transferred Employees participate immediately prior to the Closing Date.

(d)	WARN Act.

The Parties hereby acknowledge and agree that this Agreement and the actions to be taken hereunder shall not constitute or result in a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq. (the “WARN Act”), and that no notice will be issued by the Seller prior to the Closing Date. The Buyer acknowledges that it has not informed the Seller of any planned or contemplated decisions or actions by the Buyer that would require the service of notice under the WARN Act or any applicable state law version thereof. The Buyer agrees that it shall not take any action which causes the notice provisions of the WARN Act or any applicable state law version thereof to be applicable to the transactions contemplated by this Agreement.

(e)	Tax Matters; Access.

(i) The Seller shall be liable for and shall pay any and all Taxes applicable to the Business or the Acquired Assets attributable to periods (or portions thereof) ending on or before the Closing Date. The Buyer shall be liable for and shall pay all Taxes applicable to the Business or the Acquired Assets attributable to periods (or portions thereof) beginning on the day following the Closing Date. The Buyer and the Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 96-60 with respect to wage reporting.

(ii) Notwithstanding §5(e)(i) or anything else in this Agreement to the contrary, the Seller and Buyer agree to each pay on a timely basis fifty percent (50%) of all applicable transfer, sales, use, recording, registration and other similar Taxes (excluding any income or similar Taxes) (collectively, the “Transfer Taxes”) arising out of the sale of the Acquired Assets and the Business to the Buyer. The Buyer and the Seller shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any Transfer Taxes that become payable in connection with the transactions contemplated by this Agreement. The Buyer and the Seller shall jointly participate in the defense and settlement of any audit of, dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to the liability for Transfer Taxes incurred in connection with this Agreement; provided, that neither Party shall settle any such audit, examination or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each Party shall bear its own costs in participating in any such audit, examination or proceeding.

(iii) The Seller or the Buyer, as the case may be, shall reimburse any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this §5(e). Within a reasonable time prior to the payment of any such Tax, the Party paying such Tax shall give notice to the other Party of the Tax payable and the portion which is the liability of each Party, although failure to do so will not relieve the other Party from its liability hereunder.

(iv) The Buyer shall promptly notify the Seller in writing upon receipt by Buyer of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may materially affect the Tax liabilities which are the responsibility of the Seller pursuant to this §5(e). The Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to Tax periods ending at the time of or before the Closing, and to employ counsel of its choice at its expense.

(v) After the Closing, each of the Seller and the Buyer shall, as reasonably requested by the other Party: (A) assist the other Party in preparing any Tax Returns relating to the Business which such other Party is responsible for preparing and filing; (B) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Governmental Entity, in each case with respect to the Business or the Acquired Assets; (C) make available to the other and to any Governmental Entity as reasonably requested all information, records, and documents relating to Taxes relating to the Business or the Acquired Assets (at the cost and expense of the requesting party), (D) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Business or the Acquired Assets for taxable periods for which the other Party is responsible under this §5(e); and (E) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Tax periods for which the other is responsible under this §5(e). Any information obtained pursuant to this §5(e)(v) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto, except to the extent such information is required to be disclosed by law, regulation or judicial order.

(vi) Taxes imposed on the Acquired Assets or Business for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), shall be prorated as of the Closing Date, with the Seller liable for such Taxes to the extent such items relate to the portion of the period through the end of the Closing Date (the “Pre-Closing Period”). In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. The Buyer shall prepare and timely file all Tax Returns required to be filed in connection with the Business or the Acquired Assets for the Straddle Period (such Tax Returns, the “Straddle Period Tax Returns”). All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice, except as required by the applicable Law. The Buyer shall deliver drafts of all such Straddle Period Tax Returns to the Seller for its review at least 10 days prior to the due date of any such Tax Return (taking into account valid extensions) and shall notify the Seller of the Buyer’s calculation of the Seller’s share of the Taxes of the Business for the Straddle Period; provided, however, that such drafts of any such Straddle Period Tax Returns and such calculations of the Seller’s share of the Tax liability for such Straddle Period shall be subject to the Seller’s review and approval, which approval shall not be unreasonably withheld or delayed. If the Seller disputes any item on such Tax Return, it shall notify the Buyer (by written notice within 10 days of receipt of the Buyer’s calculation) of such disputed item (or items) and the basis for its objection. If the Seller does not object by written notice within such period, the Buyer’s calculation of the Seller’s share of the Taxes for the Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof. The Parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent auditor (selected in accordance with the provisions set forth in §2(d)(ii)) in accordance with the standards set forth in this §5(e) and as promptly as practicable. The fees and expenses of the independent auditor shall be paid in the manner set forth in §2(d)(ii). No later than five (5) days prior to the filing of such Tax Return, the Seller shall pay the Buyer in immediately available funds the amount of the Seller’s share of the Tax liability for the Straddle Period determined under this §5(e)(vi). Subject to the preceding sentence, the Buyer shall pay or cause to be paid all Taxes due and payable in respect of all such Straddle Period Tax Returns.

(vii) On or prior to the Closing Date, Seller and each Affiliate of Seller that is selling and assigning Acquired Assets pursuant to this Agreement shall furnish to Buyer a certificate, in the form attached hereto as Exhibit F, stating, under penalties of perjury, the Seller’s or Affiliate’s (as the case may be) taxpayer identification number, and that such Seller or relevant Affiliate is not a foreign person in accordance with Section 1445(b)(2) of the Code.

(f)	Confidentiality.

(i) The Seller and the Buyer (each, as applicable, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that the Receiving Party and its Affiliates shall not (unless legally compelled to do so or as necessary in connection with any filing or disclosure obligations, including, without limitation, financial reporting, securities law disclosure, preparation of Tax Returns or in prosecuting or defending any action or proceeding, before any Governmental Entity) disclose, give, sell, use or otherwise divulge any Confidential Information (as defined below) of the other Party (the “Disclosing Party”) to any other Person, other than to those representatives of the Receiving Party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Confidential Information, or permit their respective managers, members, stockholders, employees, officers, directors or advisors to do the same. If the Receiving Party or its Affiliates, or any of their respective managers, members, stockholders, employees, officers, directors or advisors, become legally compelled to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this §5(f). In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this §5(f), the Receiving Party or its Affiliates, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded Confidential Information. The confidentiality and restrictive use obligations under this §5(f) shall not apply to information which is independently developed by the Receiving Party or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information, or to any information that, at the time of disclosure, is or subsequently becomes available publicly; provided, however, that such information was not disclosed in breach of this Agreement by the Receiving Party, the Receiving Party’s Affiliates or their respective managers, members, stockholders, employees, officers, directors or advisors.

(ii) The Receiving Party, on behalf of itself and on behalf of its Affiliates and their respective managers, members, stockholders, employees, officers, directors or advisors acknowledges that a breach of its obligations under this §5(f) may result in irreparable injury to the Disclosing Party. In the event of the breach by the Receiving Party or any of its Affiliates or their respective managers, members, stockholders, employees, officers, directors or advisors of any of the terms and conditions of this §5(f) to be performed, the Disclosing Party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this §5(f), or to enforce the specific performance thereof by such Party or to enjoin such Party from violating the provisions of this §5(f) by seeking a temporary restraining order or similar relief.

(iii) “Confidential Information” means all information of any kind concerning the Disclosing Party or any of its Affiliates obtained directly or indirectly from the Disclosing Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated by this Agreement, except information (A) ascertainable or obtained from public sources, (B) received from a third party who, to the Knowledge of the Receiving Party, is under no obligation to keep such information confidential, (C) which is or becomes known to the public (other than through a breach of this Agreement), (D) which was in the Receiving Party’s possession prior to disclosure thereof to the Receiving Party and which was not subject to any obligation to keep such information confidential; or (E) which is independently developed by the Receiving Party or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information.

(iv) Notwithstanding anything herein to the contrary, each Party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and, from and after the date of execution of this Agreement (or, if earlier, the date of public announcement of this Agreement, or public announcement of discussions between the parties relating to such transactions), may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure.

(g)	Non-Competition Agreement.

(i) For a period of two (2) years following the Closing Date, the Seller shall not, and shall not permit any of its Affiliates who are not natural persons, to, in any state in the United States, directly or indirectly, either as a principal, partner, agent, manager, stockholder or in any other capacity, engage in any activities constituting activities of the Business (the “Restricted Activity”); provided, however, that ownership of less than five percent (5%) of any publicly held entity engaged in the Restricted Activity shall not constitute a violation hereof. Notwithstanding the preceding sentence and for the sake of clarity, each of the Seller and its Affiliates shall at all times be permitted to engage in any business which it presently conducts other than the Business sold pursuant to this Agreement.

(ii) The Seller acknowledges that the restrictions and agreements contained in this §5(g) are reasonable and necessary to protect the legitimate interests of the Buyer, and that any violation of this §5(g) may cause substantial and irreparable injury to the Buyer that may not be quantifiable and for which no adequate remedy may exist at law and agrees that injunctive relief, in addition to all other remedies, shall be available therefor.

(iii) The Seller agrees that, for a period beginning on the date of this Agreement and ending on the date two (2) years following the Closing Date, neither the Seller nor its Affiliates (who are not natural persons) will solicit for employment any of the Transferred Employees; provided, however, that it is understood that this subsection shall not prohibit: (A) solicitation of any Transferred Employee who contacts the Seller or any Affiliates on his or her own initiative without any solicitation by or encouragement from the Seller or any Affiliates; (B) any solicitation by a professional search firm where the Seller or any of its Affiliates has not directed such firm to solicit that person; (C) generalized solicitations by advertising and the like which are not directed to the Transferred Employees; or (D) solicitations of Transferred Employees whose employment was terminated by the Buyer or any of its Affiliates.

(iv) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this §5(g), any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable.

(h)	Conduct of Business Prior to Closing.

Each of the Seller and Medallion agrees that between the date hereof and Closing, as applicable, it shall, except as may be otherwise permitted or required by this Agreement:

(i) not take, suffer or permit any action or omit to take any action which would cause any of the representations and warranties of the Seller or Medallion contained in this Agreement to become untrue;

(ii) conduct Seller’s business in a good and diligent manner in the Ordinary Course of Business (as such business has been conducted for the one-year period prior to the date hereof);

(iii) not enter into any contract, agreement, commitment or other arrangement with any party, other than contracts in the Ordinary Course of Business, and not amend, modify or terminate any of the Material Contracts, without the prior written consent of the Buyer;

(iv) use commercially reasonable efforts to preserve the Seller’s business organization intact, to keep available the service of the Seller’s employees and to preserve the Seller’s relationships with customers, SBA regulators, the Connecticut State Banking Authority and others with whom it deals;

(v) maintain in full force and effect all policies of insurance currently maintained by the Seller;

(vi) keep the Seller’s business premises and all of its equipment and tangible personal property in good operating repair and perform all necessary repairs and maintenance;

(vii) comply with all provisions of any Material Contract applicable to it as well as with all applicable laws, rules and regulations;

(viii) manage the Acquired Assets in the Ordinary Course of Business, including, without limitation, Seller’s credit, charge-off and collection policies, and shall use commercially reasonable efforts consistent with good business practices to preserve the good will of the Obligors.

(ix) notwithstanding the immediately preceding subsection, except as expressly contemplated by this Agreement or except with the express written approval of the Buyer, not: (A) mortgage, pledge, impose or suffer to be imposed any Security Interest, other than a Permitted Security Interest, on, any Acquired Asset; or (B) accelerate or delay collection of any payment under any Note in advance of or beyond its regular due date or the date when the same would have been collected in the Ordinary Course of Business.

(x) not dispose of any assets except in the Ordinary Course of Business;

(xi) not engage in any transaction which involves the expenditure or commitment of more than $25,000 individually or $50,000 in the aggregate by the Seller without the prior written consent of the Buyer, which consent will not be unreasonably withheld;

(xii) continue to maintain all of Seller’s usual business books and records in accordance with past practices;

(xiii) not waive any material right or cancel any material claim of the Seller;

(xiv) not increase the compensation or rate of compensation payable to any of Seller’s employees or hire any new employees, without the prior written consent of the Buyer;

(xv) maintain the Seller’s limited liability company existence and not merge or consolidate with any other entity;

(xvi) not take any action or omit to take any action that would constitute grounds for revocation of the SBA 750 Authorization, SBA PLP Authorization or Connecticut BIDCO Authorization;

(xvii) not change the Seller’s accounting policies and procedures; and

(xviii) not terminate any Employee who is a member of the Seller’s management team or who performs any key responsibility for the Seller, other than for cause.

(i)	Post-Valuation Remittances.

(i) If, after the Closing Date, the Seller or its affiliates receive any remittance from any Obligor in payment of the principal amount of any Note purchased by the Seller or any interest or Servicing Fee which is due for the period commencing after the Closing Date, Seller or such Affiliate shall endorse such remittance to the order of the Buyer and forward it to the Buyer immediately upon receipt thereof. If after the Closing Date, the Buyer receives any payment of interest or Servicing Fee which is due for the period up to and including the Closing Date, the Buyer shall transfer such amounts to the Seller immediately upon receipt thereof.

(ii) If, after the Closing Date, the Seller shall receive any written communication from any Obligor or any other written notice or communication pertaining to the Business (including, without limitation, any notice from a Governmental Entity or insurance company, notices or other documents related to litigation or any other proceeding, return of a recorded document and the like), the Seller shall forward such communication to the Buyer promptly upon receipt thereof.

(j)	Fees and Expenses.

Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

(k)	Updated Loan Schedule.

The Seller shall provide to the Buyer, at least two (2) business days prior to the Closing Date, an update to §1.2 of the Disclosure Schedule, such update to contain information no less current than five (5) business days prior to the Closing Date.

6. Conditions.

(a)	Mutual Conditions.

The Buyer’s and Seller’s obligations to consummate the transactions contemplated hereby are subject to all of the following conditions:

(i) No Action. No action before any court or Governmental Entity is pending or threatened wherein a judgment, decree or order would restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or cause such transactions to be declared unlawful or rescinded.

(ii) Governmental Consents. All consents of any Governmental Entity or any other third party that are set forth in §3(c) of the Disclosure Schedule and §4(c) of the Buyer Disclosure Schedule have been received, including, without limitation, (A) the transfer to Buyer of Seller’s SBA 750 Authority, Seller’s SBA PLP Authority and Seller’s Connecticut BIDCO Authority, or, if the Seller is unable to transfer such authorities, (B) Buyer’s receipt of its SBA 750 Authority, its SBA PLP Authority and its Connecticut BIDCO Authority.

(iii) Consummation of Other Transactions. (A) The LLC Agreement, Revolving Credit Agreement and Master Loan and Security Agreement shall have been duly executed and delivered by each party thereto and the transactions contemplated therein shall have been consummated and (B) each party to the LLC Agreement shall have made the capital contributions required to be made by it as set forth in the LLC Agreement.

(b)	Conditions on Obligation of Buyer.

The Buyer’s obligation to consummate the transactions contemplated hereby are subject to all of the following conditions:

(i) Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement are true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date. The Buyer shall have received a certificate to such effect signed on behalf of the Seller by the chief executive officer of the Seller.

(ii) Performance of Obligations. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate to such effect signed on behalf of the Seller by the chief executive officer of the Seller.

(iii) Material Adverse Changes. Between the date hereof and the Closing Date, there has occurred (A) no change in the operations, prospects, assets, business, or condition (financial or otherwise) of the Seller or its Affiliates (including any potential change or event disclosed on the Disclosure Schedule which subsequent to the date hereof, actually occurs) that would have a Material Adverse Effect, (B) no material adverse change in the Acquired Assets, (C) no damage, destruction, or claim, whether by fire, flood, casualty, act of God or the public enemy or other cause and whether or not covered by insurance, or condemnation or taking, adversely affecting in any material respect the Portfolio or any Collateral for the Loans therein, or (D) no court order, lawsuit, proceeding, governmental action (including without limitation, any denial of an SBA Guaranty) or claim filed or asserted against Seller which, if adversely determined, would have an adverse effect on the Portfolio or any Loan in the Portfolio, and Buyer shall have received a certificate to such effect signed on behalf of Seller by the chief executive officer of the Seller.

(iv) Employment Agreement. Penn Ritter shall have delivered to the Buyer the duly executed employment agreement between Penn Ritter and the Buyer.

(v) Deliveries. All documents or instruments required to be delivered by the Seller and its Affiliates at or prior to the Closing Date shall have been delivered to the Buyer.

(c)	Conditions on Obligation of Seller.

The Seller’s obligation to consummate the transactions contemplated hereby are subject to all of the following conditions:

(i) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement are true and correct as of the Closing Date as though made at and as of the Closing Date except where any untruth or inaccuracy would not, either individually or in the aggregate, reasonably be expected to materially impair the ability of the Buyer to perform its obligations under, or to consummate the transactions contemplated by, this Agreement. The Seller shall have received a certificate to such effect signed on behalf of the Buyer by an officer of the Buyer.

(ii) Performance of Obligations. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate to such effect signed on behalf of the Buyer by an officer of the Buyer.

(iii) Material Adverse Changes. Between the date hereof and the Closing Date, there has occurred no change in the operations, prospects, assets, business, or condition (financial or otherwise) of the Buyer or its Affiliates (including any potential change or event disclosed on the Buyer Disclosure Schedule which subsequent to the date hereof, actually occurs) that would reasonably be expected to materially impair the ability of the Buyer to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, and the Seller shall have received a certificate to such effect signed on behalf of the Buyer by an officer of the Buyer.

(iv) Memorandum of Understanding. The Seller shall have received written evidence from the Connecticut Department of Banking that the Memorandum of Understanding between the Seller and the Banking Commissioner of the State of Connecticut, effective as of March 23, 2004, is no longer in effect.

(v) Deliveries. All documents or instruments required to be delivered by the Buyer and its Affiliates at or prior to the Closing Date shall have been delivered to the Seller.

7. Survival; Indemnification.

(a)	Survival.

(i) Representations and Warranties. All of the representations and warranties of the Seller contained in §3 above (other than §§3(k), 3(l) and 3(u)), and all of the representations and warranties of the Buyer contained in §4 above, shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter (the “General Survival Period”) and no Person may seek indemnification under §7(b)(i)(A) or §7(c)(i)(x), as the case may be, with respect to such representations or warranties after the expiration of the General Survival Period. The representations and warranties of the Seller contained in §§3(k), 3(l) and 3(u) hereof shall survive the Closing and continue in full force and effect until the expiration of the applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days and no Person may seek indemnification under §7(b)(i)(A) with respect to a breach of a representation or warranty contained in §§3(k), 3(l) or 3(u) after the expiration of such period.

(ii) Covenants and Agreements. The Parties’ respective covenants and agreements to be performed at or after the Closing Date contained in this Agreement, and each Parties’ right to indemnification under §7(b)(i)(B) or §7(c)(i)(y), as the case may be, shall survive indefinitely unless otherwise set forth herein; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the General Survival Period applicable to the representations and warranties.

(iii) Other Rights to Indemnification. All right to indemnification of the Buyer and its Affiliates and their officers, directors, managers, members, employees and stockholders (collectively, the “Buyer Indemnified Parties”) under §§7(b)(i)(C), (D) and (F) shall expire upon the expiration of the General Survival Period, and no Person may seek indemnification under such sections after the expiration of the General Survival Period. The Buyer Indemnified Parties’ right to indemnification under §7(b)(i)(E) shall survive the Closing and continue in full force and effect until the expiration of the applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days and no Person may seek indemnification under §7(b)(i)(E) after the expiration of such period.

(iv) The foregoing limitations of this §7(a) shall not apply with respect to those specific pending claims for indemnification for which the requisite written notice was given by a Party to another Party on or prior to the end of the General Survival Period or the applicable period with respect to a claim involving §3(l), §3(u) or §7(b)(i)(E), which the requisite written notice shall effectively toll such time limitations until such specific claims are resolved.

(b)	Indemnification by the Seller and Medallion.

(i) Subject to the limitations of §§7(a), (e) and (f), the Seller and Medallion agree to indemnify the Buyer Indemnified Parties and hold them harmless against any Adverse Consequences, which any of the Buyer Indemnified Parties suffer, sustain or become subject to that is caused by, arises out of or is a result of any of the following (collectively, the “Buyer Losses”):

A. Any breach of any of the representations and warranties of the Seller or Medallion contained in this Agreement;

B. Any breach of, or failure to perform, any agreement of the Seller or Medallion contained in this Agreement;

C. The failure of the SBA to honor an SBA Guaranty in full or in part for the applicable SBA Guaranteed Portion of any SBA 7(a) Loan, to the extent that such failure is attributable to any act or omission of Seller, or to any event, act, omission or circumstance which occurred or existed on or prior to the Closing Date;

D. Any claim asserted by or on behalf of any Holder or Fiscal and Transfer Agent with respect to any act or omission of Seller, or any event, act, omission or circumstance which occurred or existed on or prior to the Closing Date, requiring payment to the Holder or Fiscal and Transfer Agent for any Adverse Consequences;

E. Any federal, state or local environmental laws, rules or regulations applicable to the Collateral, the Loans or the OREO Properties, the management thereof, the foreclosure of any lien or security interest in the Collateral or the business or operations of any Obligor, to the extent such Adverse Consequences arose as a result of any act or omission of Seller, or any event, act, omission or circumstance which occurred or existed on or prior to the Closing Date (collectively, the “Environmental Liabilities”); or

F. Any Defect with respect to a Loan or the Loan Documents to the extent that such Defect is attributable to an act or omission of Seller or otherwise occurred or existed on or prior to the Closing Date.

(ii) If a Buyer Indemnified Party is entitled to indemnification under §7(b)(i)(C) with respect to a Loan, the amount of the Adverse Consequence incurred by such Buyer Indemnified Party shall be deemed to include, without limitation, an amount equal to any diminution in the amount of the SBA Guaranty of the related SBA Loan and any diminution in the Non-guaranteed Portion of the Loan, in each case only to the extent that Buyer retains an interest in the Loan or otherwise has some responsibility, obligation or liability with respect thereto.

(iii) The Seller and Medallion acknowledge that in order to consummate the sale of the Portfolio, Buyer will be required in the Assignment and Assumption Agreement to agree with the SBA that Buyer will undertake responsibilities concerning certain acts or omissions with respect to the Business occurring prior to the Closing Date. Such agreement (or any such similar agreements entered into by Buyer) shall not affect in any way Seller’s or Medallion’s obligations contained in this Section. Seller and Medallion further acknowledge that any “without recourse” language included in the Assignment and Assumption Agreement and which may be included on Seller’s endorsement of the Notes to Buyer is not intended to, and shall not, affect in any way, Seller’s or Medallion’s obligations under this Agreement, including, without limitation, this Section.

(iv) The Seller and Medallion agree to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences, without regard to any survival period or limits on indemnification under §§7(a) and (f), respectively, that the Buyer Indemnified Parties suffer resulting from, or caused by, the Retained Liabilities; provided, however, that in no event shall any of the items listed in §§7(b)(i)(C), (D) or (F) be construed as constituting a Retained Liability.

(c)	Indemnification by the Buyer.

(i) Subject to the limitations of §§7(a), (e) and (f), the Buyer agrees to indemnify the Seller, Medallion and their respective Affiliates, and their respective officers, directors, managers, members, employees and stockholders (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Adverse Consequences which any of the Seller Indemnified Parties suffer, sustain or become subject to that is caused by or is a result of (x) any breach of any of the representations and warranties of the Buyer contained in this Agreement or (y) any breach of, or failure to perform, any agreement of the Buyer contained in this Agreement (collectively, “Seller Losses”).

(ii) The Buyer agrees to indemnify the Seller Indemnified Parties from and against any Adverse Consequences, without regard to any survival period or limits on indemnification under §§7(a) and (f), respectively, that the Seller Indemnified Parties suffer resulting from, or caused by, the Assumed Liabilities.

(d)	Method of Asserting Claims.

As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

(i) In the event that (A) any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Adverse Consequences or (B) the SBA fails to honor an SBA Guaranty of an SBA 7(a) Loan, to the extent that such failure is attributable to any act or omission of Seller or to any event, act, omission or circumstance which occurred or existed on or prior to the Closing Date (any such third-party action or proceeding or SBA failure being referred to as a “Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement except to the extent the Indemnifying Party is adversely affected thereby. The Indemnified Party shall be entitled to contest and assume the defense of such Claim. Notice of the intention to so contest and defend shall be given by the Indemnified Party to the Indemnifying Party within thirty (30) business days after the Indemnified Party’s notice of such Claim. The Indemnifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute an Adverse Consequence), to participate in such contest and defense and to be represented by attorneys of its own choosing, which attorneys shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to participate in such defense, the Indemnifying Party will cooperate with the Indemnified Party in the conduct of such defense. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld.

(ii) In the event any Indemnified Party has a claim against any Indemnifying Party that does not involve a Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Adverse Consequences related to such claim or claims, with reasonable promptness and in any event prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes the claim described in such notice, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days.

(e)	Other Indemnification Provisions.

If the Closing occurs, the foregoing indemnification provisions shall be the sole and exclusive remedies of each Party and their respective Affiliates and their respective officers, directors, members, managers, employees, stockholders, agents and representatives for any breach of any representation, warranty or agreement by the other Party contained in this Agreement.

(f)	Limitations on Indemnification.

(i) In addition to the other limitations contained in this Agreement, the Seller’s indemnification obligations under this §7 are subject to the following terms and conditions: (A) the Seller shall be liable to the Buyer Indemnified Parties under §7(b)(i) (other than under §7(b)(i)(E) or for a breach of §§3(k), 3(l), 3(q), 3(r), 3(s), 3(t) or 3(u)) only if a Buyer Loss for which indemnification is claimed exceeds $10,000 (the “Small Claim Amount”); (B) the Seller shall be liable to the Buyer Indemnified Parties under §7(b)(i) (other than under §7(b)(i)(E) or for a breach of §§3(k), 3(l), 3(q), 3(r), 3(s), 3(t) or 3(u)) only if the aggregate amount of all Buyer Losses under §7(b)(i) exceeds $150,000 (the “Basket Amount”), net of the Small Claim Amount, in which case the Seller shall be obligated to indemnify the Buyer Indemnified Parties for the aggregate amount of all such Buyer Losses under §7(b)(i); (C) in no event shall the Seller have any liability for indemnification under §7(b)(i) (other than under §7(b)(i)(E) or for a breach of §§3(k), 3(l), 3(q), 3(r), 3(s), 3(t) or 3(u)) in an aggregate amount in excess of $1,250,000 (the “Cap Amount”); and (D) the Seller shall have no liability for indemnification hereunder with respect to any claim for indemnification relating to or arising out of any Assumed Liability.

(ii) In addition to the other limitations contained in this Agreement, the Buyer’s indemnification obligations under this Section are subject to the following terms and conditions: (A) the Buyer shall be liable to the Seller Indemnified Parties under §7(c)(i) only if a Seller Loss for which indemnification is claimed exceeds the Small Claim Amount; (B) the Buyer shall be liable to the Seller Indemnified Parties under §7(c)(i) only if the aggregate amount of all Seller Losses under §7(c)(i) exceeds the Basket Amount, net of the Small Claim Amount, in which case the Buyer shall be obligated to indemnify the Seller Indemnified Parties for the aggregate amount of all such Seller Losses under §7(c)(i); and (C) in no event shall the Buyer have any liability for indemnification under §7(c)(i) in an aggregate amount in excess of the Cap Amount.

(iii) Notwithstanding §7(f)(i) above, and solely for the sake of clarity, Seller shall indemnify Buyer, without application of the limitations set forth in §7(f)(i), for any Adverse Consequences resulting from or relating to Buyer’s right to indemnification under §7(b)(i)(E) or any breach of any representation or warranty made by Seller under §§3(k), 3(l), 3(q), 3(r), 3(s), 3(t) or 3(u) of this Agreement.

(iv) Notwithstanding anything contained herein to the contrary, any Buyer Loss arising in connection with a Loan for which Buyer is entitled to indemnification and for which a specific loan loss reserve is reflected on §1.2 of the Disclosure Schedule shall be net of the amount of such specific loan loss reserve.

(g)	Mitigation.

(i) Notwithstanding anything contained herein to the contrary, each Party shall use commercially reasonable efforts to mitigate any and all Adverse Consequences in respect of which it may be entitled to indemnification hereunder; provided, that all reasonable costs and expenses of such mitigation shall be deemed to be an indemnifiable loss of such Party.

(ii) Notwithstanding the preceding subsection (i), in the event that:

A. the Buyer Indemnified Parties suffer Buyer Losses under §7(b)(i)(C) of this Agreement, the Buyer Indemnified Parties will not be entitled to seek indemnification with respect to such Buyer Losses until Buyer shall have first used commercially reasonable efforts (taking into account past practices and in light of current circumstances and impending events) to persuade the SBA to honor the SBA Guaranty (which expenses relating thereto shall be deemed an indemnifiable Buyer Loss); provided, however, that in the event that the Buyer Indemnified Parties have not been able to recover their Buyer Losses under §7(b)(i)(C) of this Agreement (any such unrecovered Buyer Losses, the “Remaining Buyer Losses”) after six (6) months have elapsed from the date on which the relevant Buyer Indemnified Parties first gave notice of the relevant Claim to the Seller pursuant to §7(d)(i), the Buyer Indemnified Parties shall be entitled to indemnification for such Remaining Buyer Losses immediately, without waiting for final determination regarding the SBA’s failure to honor the SBA Guaranty, provided further, that, if after the Seller and Medallion have indemnified the Buyer Indemnified Parties in full for such Remaining Buyer Losses, the Buyer receives any remittance from the SBA on its SBA Guaranty, the Buyer shall endorse such remittance to the order of the Seller and forward it to the Seller immediately upon receipt thereof and shall pay interest thereon at the LIBOR Rate for the applicable interest period plus five percent (5%), which interest period shall begin on the date Seller and Medallion indemnified the Buyer Indemnified Parties in full for their Remaining Buyer Losses and shall end one business day before Buyer endorses and forwards such remittance and interest to Seller; and

B. the Buyer Indemnified Parties suffer Buyer Losses resulting from any claim asserted by or on behalf of an Obligor with respect to any act or omission of Seller, or any event, act, omission or circumstance which occurred or existed on or prior to the Closing Date, the Buyer Indemnified Parties shall be entitled to indemnification for such Buyer Losses immediately before first being required to recover any of such Buyer Losses from the Obligor, provided, that if after the Seller and Medallion have indemnified the Buyer Indemnified Parties in full for such Buyer Losses, the Buyer receives any remittance from an Obligor on its claim, the Buyer shall endorse such remittance to the order of the Seller and forward it to the Seller immediately upon receipt thereof and shall pay interest thereon at the LIBOR Rate for the applicable interest period plus five percent (5%), which interest period shall begin on the date Seller and Medallion indemnified the Buyer Indemnified Parties in full for such Buyer Losses and shall end one business day before Buyer endorses and forwards such remittance and interest to Seller;.

(h)	Subrogation.

After any indemnification payment is made to any Indemnified Party pursuant to this Section, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Adverse Consequences to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

8. Termination.

(a)	Events of Termination.

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(i) by the mutual written agreement of the Buyer and Seller;

(ii) by the Buyer or Seller if the Closing shall not have occurred on or before March 31, 2005 (or such later date as may be mutually agreed to by the Buyer and Seller), provided, that the right to terminate this Agreement pursuant to this subsection (ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure of the Closing to occur on or before March 31, 2005; and provided further, that in the event the Closing has not occurred due to the failure of the Parties to obtain a required approval from any Governmental Entity, the Closing Date shall be extended for up to an additional thirty (30) days if such approval can reasonably be expected to be obtained within such additional thirty (30) day period;

(iii) by the Buyer in the event of any material breach by the Seller of any of Seller’s agreements, representations or warranties contained herein and the failure of the Seller to cure such breach within ten (10) days after receipt of written notice from Buyer requesting such breach to be cured; or

(iv) by the Seller in the event of any material breach by the Buyer of any of its agreements, representations or warranties contained herein and the failure of the Buyer to cure such breach within ten (10) days after receipt of written notice from Seller requesting such breach to be cured.

(b) Notice. Any Party desiring to terminate this Agreement pursuant to this Section shall give written notice of such termination to the Parties to this Agreement.

(c) Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Section, all further obligations of the Parties under this Agreement shall be terminated without liability of any Party to the other Parties hereto (other than §5(f), §5(j), this Section 8 and Section 9, which provisions shall survive such termination); provided, that nothing herein shall relieve any Party from liability for its breach prior to termination of this Agreement; and provided, further, that should this agreement be terminated due to a breach by any particular Party, the breaching party shall be responsible, in addition to any damages resulting from its breach, to reimburse the non-breaching Party for the out-of-pocket expenses of the non-breaching Party in connection with the proposed transaction hereunder.

9. Miscellaneous.

(a)	Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party prior to making the disclosure); provided, further, the Parties shall be entitled to disclose the subject matter of this Agreement to its clients, customers, vendors and others with which it has or desires to have a business relationship.

(b)	No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)	Entire Agreement.

This Agreement (including the documents entered into simultaneously herewith) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

(e)	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)	Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)	Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller or Medallion:

Medallion Financial Corp.

437 Madison Avenue

New York, NY 10022

Fax: (212) 328-3614

Attention: Andrew Murstein

Copy to:

Sutherland, Asbill & Brennan LLP

1275 Pennsylvania Avenue, NW

Washington, DC 20036-1221

Telephone: (202) 383-0100

Fax: (202) 637-3593

Attention: Steven B. Boehm, Esq.

If to the Buyer:

Merrill Lynch

4 World Financial Center, 10th Floor

New York, NY 10080

Telephone: (212) 449-5182

Fax: (212) 449-6710

Attention: John Winchester

Merrill Lynch

4 World Financial Center, 10th Floor

New York, NY 10080

Telephone: (212) 449-2407

Fax: (212) 449-9015

Attention: Jim Yang

Copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP

1800 Massachusetts Avenue, NW

Washington, DC 20036-1221

Telephone: (202) 778-9000

Fax: (202) 778-9100

Attention: Thomas F. Cooney, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)	Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the Parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(i)	Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

(j)	Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)	Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)	Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation.”

(m)	Incorporation of Exhibits and Schedules.

(i) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(ii) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or Buyer Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or Buyer Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule or Buyer Disclosure Schedule is or is not material for purposes of this Agreement.

(n)	Bulk Transfer Laws.

The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BLL ACQUISITION LLC

By:	/s/ Jim Yang
Name:	Jim Yang
Title:	Director

BUSINESS LENDERS, LLC

By:	/s/ Penn J. Ritter
Name:	Penn J. Ritter
Title:	President

MEDALLION FINANCIAL CORP.

By:	/s/ Andrew M. Murstein
Name:	Andrew M. Murstein
Title:	President